EXHIBIT (99.12)

2017 Ontario Economic Outlook and Fiscal Review

Ontario

A STRONG AND FAIR ONTARIO

The Honourable

CHARLES SOUSA

Minister of Finance

BACKGROUND PAPERS

2017 ONTARIO ECONOMIC OUTLOOK AND FISCAL REVIEW

A STRONG AND FAIR
The Honourable
2017 ONTARIO
CHARLES SOUSA
ECONOMIC
Minister of Finance
OUTLOOK AND
BACKGROUND PAPERS
FISCAL REVIEW

For general inquiries regarding A Strong and Fair Ontario —

2017 Ontario Economic Outlook and Fiscal Review, Background Papers, please call:

Toll-free English and French inquiries:	1-800-337-7222
Teletypewriter (TTY):	1-800-263-7776

For electronic copies of this document, visit our website at ontario.ca/fallstatement

© Queen’s Printer for Ontario, 2017

ISSN 1483-5967 (Print)

ISSN 1496-2829 (PDF/HTML)

Ce document est disponible en français sous le titre :

Un Ontario fort et juste — Perspectives économiques et revue financière de

l’Ontario 2017, Documents d’information

FOREWORD

Foreword

Introduction

Thanks to the hard work of the people of Ontario, our province has emerged from the global recession stronger.

Over the past three years, Ontario’s economy has grown faster than Canada’s and those of all other G7 nations. Private-sector economists expect solid growth in Ontario to continue.

This economic growth has occurred while the Province has made significant investments to improve the lives of all Ontarians. We are undertaking the largest infrastructure investments in our history. Not only are these investments creating jobs for Ontarians, they are also improving their quality of life: better hospitals, improved schools, new roads and bridges, and expanded public transit to meet the needs of our growing population.

These investments have also been made in a responsible manner. Ontario remains the province with the lowest program spending per capita in Canada. This has been achieved by transforming our programs and services, finding efficiencies, and tackling the underground economy to ensure people pay their fair share.

Our plan is working. There are now more jobs in Ontario than ever before — more than 800,000 net new jobs since the depth of the recession — and in October, our unemployment rate was 5.9 per cent, having remained below the national average for 31 consecutive months.

Given our prudent fiscal management and robust economic growth, we are delivering a balanced budget for the first time since the onset of the global recession in 2008. A balanced budget has been achieved only eight times in the last 40 years in Ontario. The 2017 Ontario Economic Outlook and Fiscal Review provides an update to the fiscal and economic plan presented in the 2017 Ontario Budget. It confirms that the government remains on track to balance the budget this fiscal year as well as in 2018–19 and 2019–20.

v

Foreword

The question that confronts us now is: How do we apply the earned fiscal flexibility for the benefit of all Ontarians? The past few years have proven that we can embrace change by investing in our people, helping them get ahead today and preparing them for the challenges of tomorrow. Not only does that help grow our economy, but it ensures that the benefits of that growth will be shared fairly, and that opportunity will be available widely.

Yet, many people continue to feel a sense of unease about the economy. So, our government will continue to play an active role in creating fairness for Ontario families. Whether it’s ensuring everyone has access to quality health care, or to education that helps them get ahead, or the social services supports they need to be active members of our society, we will continue to remove barriers so that all Ontarians can reach their full potential.

Ontario is also committed to creating economic opportunities and providing the right conditions for businesses to succeed. Our government is proposing to lower taxes for small businesses, and is promoting international trade, assisting in job training, reducing red tape and helping our companies scale up, so that Ontario remains the best place in the world to live, work and raise a family.

Fairness for Ontario Families

Despite a strong economy, too many people are facing challenges with rising costs of living and feeling unsure about their economic future. With a balanced budget, the Ontario government is able to build greater fairness by increasing key public services that matter most.

Investing in Health Care

In Ontario, we are proud of our universal public health care system. It is an expression of our values of fairness, equality and compassion. In the 2017 Budget, our government took action by investing an additional $7 billion over three years to enhance primary care, increase access to specialists, ensure patients receive care closer to home, reduce wait times and provide more operating funding for hospitals.

vi

Foreword

People young and old, at hospitals across Ontario, are also benefiting from an additional $618 million investment — $100 million more than we announced in the 2017 Budget — to provide better and faster access to critical services and procedures. We have also added 1,200 new hospital beds to improve access to care.

There is no health without mental health. We know that mental health and addiction challenges affect nearly a third of the people in Ontario at some point in their lives, which is why we are expanding services and care for the many who need help. We are also focused on addressing mental health challenges that present in childhood and youth, to allow people to live healthy and meaningful lives in our communities.

Through a three-year, $100 million investment announced in spring 2017, our government will also ensure that everyone living with dementia in Ontario, as well as their families and caregivers, have the right supports in place to make informed decisions about their care, and continue to be treated with the dignity and respect that they deserve.

We are also continuing to expand Ontario’s interprofessional primary health care teams with an investment of $248.4 million over three years to benefit the growing number of people with complex health needs through faster access to the right care.

The government also continues to make targeted health investments to respond to the unique needs of our northern, French-speaking and Indigenous communities.

We are addressing the needs of our seniors and their families by providing more investments in home and community care this year, so people are able to access better health care, faster and closer to home.

Supporting Our Seniors

As in many jurisdictions around the world, Ontario’s population is aging. The number of the province’s seniors is expected to grow from more than two million today to 4.5 million by 2040. In the 2017 Budget, the government introduced a suite of new initiatives to assist seniors and their families, including investing to promote health and active aging in communities throughout the province, lowering public transit costs, and increasing funding in long-term care.

vii

Foreword

This fall, our government introduced Aging with Confidence: Ontario’s Action Plan for Seniors, a strategy that will support seniors so they can live independent, healthy, active, safe and socially connected lives. The plan includes creating 5,000 more long-term care beds by 2022, as a first step towards creating 30,000 beds over the next decade to keep pace with the growing and changing needs of the aging population. We will also increase the provincial average to four hours of direct care per long-term care resident per day, once fully phased in, and are expanding compassionate end-of-life care for 2,000 more families.

Helping Parents

Everyone should have access to care to be healthy and to thrive. Starting January 2018, all children and youth aged 24 and under will receive free prescription medication through OHIP+, one of the most significant expansions of medicare in Ontario in a generation. We believe that parents should never be in a position where they need to choose between paying for their children’s medication or other essentials.

The government is committed to making sure that families are supported right from the start with quality child care that is affordable and accessible. In our province, no family should have to worry about finding an affordable place to care for their child.

Ontario is helping 100,000 more children access affordable, high-quality licensed child care and is working to ensure universal accessibility for families all across the province — doubling current capacity. Sixty per cent of these spaces will be subsidized. In 2017–18 alone, the Province’s investments will help 24,000 additional children up to four years old access licensed child care. We want to remove barriers that hold our students back, by creating an environment in which school-age children feel safe, welcome and included. That is why we are investing in student achievement and well-being, with almost $16 billion in capital grants over 10 years for new and improved schools. This September, students returned to new or renovated learning spaces in more than 50 schools across the province.

viii

Foreword

Making Postsecondary Education More Affordable

Every student should have the opportunity to pursue a college or university education without worrying about how to cover tuition and repay student debt. To that end, we have transformed our Ontario Student Assistance Program (OSAP) to give every student the opportunity to reach their full potential. This year, more than 210,000 college and university students in Ontario are receiving free tuition. We are also making sure that mature students receive more OSAP support when they are raising children.

The government is also improving student assistance by ensuring that college and university students receive a reduced up-front bill, with OSAP already factored in.

Our government wants to create more opportunities for Indigenous students. We are working with our Indigenous partners to ensure diplomas and degrees can be granted by Indigenous Institutes across the province.

We are also proposing to establish a new French-language university, the first in Ontario, for our French-speaking learners.

Fairness for Workers

Even with a stronger economy and low unemployment, some Ontarians are struggling to get ahead. The nature of work has changed, and some are facing low pay and uncertain hours, with few benefits and protections.

Government has a responsibility to ensure fairness in the workplace and to help Ontario families get ahead. The Province plans to raise the minimum wage to $15 an hour by January 1, 2019. We will also ensure that part-time workers receive equal pay for equal work, and that all employees get paid sick days, minimum vacation entitlements and the right to emergency leave.

Many people are also worried about their retirement security. Two-thirds of workers do not have a workplace pension plan. Our government shares their concerns about how individuals and families will maintain their standard of living in retirement — after a lifetime of contribution to the workforce and our economy.

ix

Foreword

That is why Ontario urged the nation to address retirement security head on. Ontario’s leadership in proposing the Ontario Retirement Pension Plan was critical in driving negotiations that led to the historic agreement to enhance the Canada Pension Plan (CPP). The CPP enhancement will significantly improve the retirement security and quality of life of all workers.

Addressing Home Prices

Earlier this year, rapidly rising real estate prices meant that the cost of buying or renting a home was becoming increasingly challenging for too many people and families. Our government took action last April, introducing the Fair Housing Plan to help more Ontarians find affordable homes by encouraging increased housing supply, expanding rent control, protecting buyers, and bringing stability to the real estate market. The latest numbers tell us that the plan is having its intended effect of allowing more people to buy or rent a home that they can afford.

Making Electricity More Affordable

Ontario’s electricity sector has invested heavily since 2003 to make our electricity system cleaner, more modern and reliable. These important investments resulted in rapidly rising rates for people and small businesses across Ontario. This year, our government is delivering the single largest reduction to electricity rates in Ontario’s history. As of July 1, 2017, electricity bills have been reduced by 25 per cent on average for households. Approximately 500,000 small businesses and farms also receive a benefit. Some households in rural or remote communities are seeing their electricity bills reduced by as much as 40 per cent to 50 per cent. As part of this plan, any rate increases will be held to the rate of inflation for four years. With Ontario’s Fair Hydro Plan, as well as other government initiatives, we project lower monthly bills for residential consumers than previously forecast.

x

Foreword

Creating Economic Opportunities

The government is committed to building a dynamic and competitive business environment and investing in people’s talents and skills. By creating opportunities for Ontario’s businesses and workers, we are helping ensure further economic growth and a greater quality of life for all.

Strengthening Small Business

About one third of the jobs in Ontario are in small businesses. While small businesses are significant contributors to the success of our economy, they have experienced slower growth since the recession, relative to larger firms.

To strengthen Ontario small businesses, we are providing more than $500 million over three years in new initiatives that include proposing to lower the small business Corporate Income Tax rate, investing in youth employment, providing support for fruit and vegetable farmers, and reducing red tape. These new initiatives, combined with the Workplace Safety and Insurance Board’s reduction of average premium rates, and other recently announced measures, will result in $1.9 billion in provincial support for Ontario small businesses over the next three years.

Building Infrastructure

Modern, well-designed and maintained roads, bridges, transit, hospitals and schools improve quality of life and make Ontario more competitive in the long run.

Public infrastructure investment stimulates economic growth and attracts more business investment and talent. That is why we are making the largest infrastructure investment in our province’s history: Ontario is investing about $190 billion over 13 years, supporting 125,000 jobs per year. This year alone, we are allocating up to $400 million from the Trillium Trust to support priority projects such as Hurontario Light Rail Transit and investments across the province through the Ontario Community Infrastructure Fund.

xi

Foreword

Major transit investments and highway projects are underway to improve mobility and connectivity across the province. We are managing congestion, connecting communities, and providing people with more travel and commuting options by investing in regional and municipal public transit, roads and highways. We are taking steps towards regional fare integration, saving money for commuters. We are implementing GO Regional Express Rail, one of the largest transit infrastructure projects in North America.

Economic Outlook

Ontario’s economy continues to grow despite an uncertain global environment. Over the past three years, Ontario’s economy has grown faster than Canada’s and those of all other G7 countries. With a growing economy and a balanced budget, our government is creating more opportunities for people and businesses in Ontario.

Our government’s plan is working. Ontario’s economy has continually performed well, with output and jobs rising. Exports are up, businesses are hiring more workers and household incomes are rising. In fact, Ontario’s real gross domestic product (GDP) is now 21.3 per cent above its recessionary low.

Our stronger economy has led to higher revenue, which is critical to maintaining a balanced budget. At the same time, we have managed growth in program spending, improving the efficiency and effectiveness of public services.

Independent economists project that Ontario’s economy will continue to grow over the next two years. The Ministry of Finance is forecasting growth of 2.8 per cent in Ontario’s real GDP in 2017, which is higher than the 2017 Budget assumption of 2.3 per cent.

xii

Foreword

Conclusion

Ontario’s balanced plan is helping to build a fairer and more inclusive province.

It allows us to make further investments to build up our infrastructure, improve our schools and hospitals, rebuild our roads, and expand our public transit systems.

It allows us to take greater action to provide everyone with more opportunities to help improve quality of life.

It allows us to continue to create the right economic environment, so that businesses can grow and people can get ahead.

It allows us to ensure fairness and opportunity for all.

Original signed by

The Honourable Charles Sousa

Minister of Finance

xiii

Foreword

xiv

2018 Budget Talks and Pre-Budget Consultations

2018 Budget Talks and Pre-Budget Consultations

For decades, the public has been invited to participate in pre-budget consultations, an essential tool in ensuring that the values and priorities of the people of Ontario are reflected in annual budgets.

Last year, 71,100 people from all walks of life helped shape the 2017 Ontario Budget’s policies and programs. Over 13 weeks, more than:

➤	480 people attended pre-budget consultations in 11 cities, including Ottawa, Thunder Bay, Mississauga, Hamilton and Windsor;

➤	70,000 participated in four telephone townhalls; and

➤	680 written submissions were sent in to the government.

To prepare the 2018 Ontario Budget, the Minister of Finance and the Parliamentary Assistant to the Minister of Finance will again meet — both in person and virtually — with communities across the province, beginning in December 2017.

Budget Talks

The public is invited to offer its great ideas on how to make everyday life easier for the people of Ontario through Budget Talks, an online platform.1 Last year, they submitted and voted on more than 400 ideas. The top three are being brought to life through a total of $2.6 million in provincial funding.

For the 2018 Budget Talks, the total funding has been increased to up to $5 million. This year’s program will also feature live events where people throughout the province can discuss the ideas and help determine the shortlist for public voting.

[1]	http://Ontario.ca/BudgetTalks

xv

2018 Budget Talks and Pre-Budget Consultations

Submissions

Individuals and organizations can submit ideas for the 2018 Budget online, or by mail, email or fax.

Online

Complete a submission form on the Ministry of Finance website at www.fin.gov.on.ca/en/consultations/prebud/

Mail

The Honourable Charles Sousa

Minister of Finance

c/o Budget Secretariat

Frost Building North, 3rd Floor

95 Grosvenor Street

Toronto, ON M7A 1Z1

Email

submissions@ontario.ca

Fax

416-325-0969

xvi

Contents

xvii

xviii

xix

xx

xxi

xxii

xxiii

xxiv

xxv

Contents

Chapter V:	A Fair and Sustainable Tax System

Chart 5.1	Corporate Income Tax Rates for Small Business — Ontario and G7 Member Countries	160

xxvi

ChApter i Building FAirneSS For ontArio FAmilieS

Chapter I: Building Fairness for Ontario Families

Introduction

Over the past three years, Ontario’s economy has grown faster than Canada’s and those of all other G7 countries. Today more Ontarians are working; the unemployment rate is 5.9 per cent and has been below the national average for 31 consecutive months. There have been 800,000 net new jobs added since the recession.

Too many hard-working people in Ontario are juggling responsibilities at school or work, while caring for children, parents and loved ones at home. The role of government is to create an environment where everyone can benefit from the growth the Province has created by delivering on a plan that has a positive impact on people’s everyday lives.

At its core, opportunity begins with good health. To ensure people in Ontario have the care they need, government is investing an additional $7 billion over three years in the health care system. Also, Ontario is making history as the first province in Canada to offer free prescription drug coverage for children and youth under age 25. This is one of the most significant expansions of medicare in a generation — and a major step towards universal drug coverage in this country.

A stable economy and good jobs are critical to improving people’s chances at success. The nature of work is changing, with more people retiring and an increasing demand for a highly skilled workforce. The government’s investment in child care and education positions Ontario to meet that challenge. Ontario is doubling the current capacity for licensed child care up to age four and providing free tuition to over 210,000 postsecondary students. The government is also making it more affordable for people to buy a home or rent an apartment.

The government will continue to make a difference in people’s lives by raising the minimum wage to $15 an hour by 2019 and delivering the single largest reduction to electricity rates in Ontario’s history.

Ontario is also committed to addressing the varying needs and the overall well-being of its rapidly growing seniors’ population by increasing services and supports, including improving access to more long-term care beds.

Through its plan, the government is committed to creating opportunity and ensuring fairness for those who need it most.

3

Chapter I: Building Fairness for Ontario Families

Ensuring Fairness for Patients

Fair and timely access to health care services is essential for the functioning and well-being of a fair society. People in Ontario rely on universal access to health care services being available when they need it.

To meet the needs of patients today and in the future, in the 2017 Budget, Ontario announced that over the next three years, it would invest $7 billion more in health care than was set out in the 2016 Budget. These investments will improve access to care, reduce wait times, and enhance patients’ experiences and recoveries.

Increasing Provincewide Investments in Hospitals

Ontario’s hospitals are a central pillar of the health care system and have led the way in Canada with some of the shortest wait times for patients to access hip and knee replacement surgeries, MRIs and CT scans.1

Patients at hospitals across Ontario are benefiting from targeted investments that support better access to more procedures, new programs and digital technology advancements.

In 2017, Ontario is investing an additional $618 million in hospitals. To improve access to care for patients and families, and reduce wait times in hospitals, the government is making more than 1,200 additional hospital beds available across the province this year, with a $100 million investment. Ontario will also help patients continue to get the care they need as they transition from hospital to home by:

➤	Providing 207 affordable housing units for seniors who need additional community supports when they are discharged from hospital;

➤	Creating 503 transitional care spaces outside of hospitals for up to 1,700 patients who do not require hospital care; and

➤	Reopening 150 beds at Humber River Hospital’s former Finch site and 75 beds at University Health Network’s former Hillcrest site in Toronto to provide care for those transitioning out of hospital.

[1]	Canadian Institute for Health Information. Wait Times for Priority Procedures in Canada, 2017.

4

Chapter I: Building Fairness for Ontario Families

Building, Renovating and Expanding Hospitals

The Province is making investments in health infrastructure through new and redeveloped hospital facilities, helping to expand services and improve patient care in priority areas. Over the next 10 years, Ontario plans to provide more than $20 billion in capital grants to hospitals. This includes the 2017 Budget commitment of approximately $9 billion to support the construction of new major hospital projects across the province. In addition, the Province is providing patients with high-quality care in safe and healthy environments by investing $175 million in 2017–18 to repair and upgrade 131 hospitals this year through the Health Infrastructure Renewal Fund (HIRF).

5

Chapter I: Building Fairness for Ontario Families

CHART 1.1 Examples of Hospital Construction and Renewals in 2017–18

North

Dryden Regional Health Centre is receiving funding for infrastructure upgrades and replacements to ensure patients continue to receive high-quality care in a safe environment.

Atikokan General Hospital is building a new addition and renovating existing space to support integrated acute and long-term care for the community. Construction is expected to be complete in fall 2017.

Eastern

Renfrew Victoria Hospital is receiving funding to address critical infrastructure needs through elevator and window replacements.

University of Ottawa Heart Institute is undergoing construction on a new tower and renovations are underway to the existing facility to expand cardiac surgery services and facilities. Construction is expected to be complete in fall 2019.

Southwest

Strathroy Middlesex General Hospital is receiving renewal funding for electrical system replacements.

St. Thomas Elgin General Hospital Redevelopment Project will provide residents with access to expanded programs and services in a new state-of-the-art tower, which will accommodate the Emergency Department, Surgical Suites, and Inpatient and Outpatient Mental Health Services.

Central

Hamilton Health Sciences is receiving funding for upgrades to its fire alarms and elevators to improve the quality of its facilities.

Michael Garron Hospital Redevelopment involves the construction of a new patient care tower and renovation to the existing hospital facility. The project will enable the delivery of high-quality patient care by replacing beds in the medical/surgical and rehabilitation units, replacing the mental health inpatient units, and consolidating ambulatory care and procedures.

6

Chapter I: Building Fairness for Ontario Families

Improving Mental Health and Addictions Services

About 30 per cent of people in Ontario will experience mental illness or substance use disorder at some point in their lives. Recognizing that there is no health without mental health, the government is committed to ensuring that people living with mental illness or substance use disorder have access to the quality care and supports they need to live a healthy life, recover and thrive.

To improve services and care for anyone living with mental illness or addictions, and to support transitions between youth and adult services, the Province has been working with the Mental Health and Addictions Leadership Advisory Council on the implementation of Ontario’s Comprehensive Mental Health and Addictions Strategy.

Expanding Mental Health Services for Children and Youth

Approximately one in five children and youth in Ontario has a mental health challenge, and seven in 10 of all mental health challenges begin in childhood or adolescence. Early intervention can prevent or alleviate difficulties that can be associated with mental illness — homelessness, unemployment or incarceration — allowing people to live healthy and meaningful lives within their communities.

The government is committed to providing innovative, integrated approaches to identifying and intervening early in mental health and addiction issues among youth and young adults. This includes expanding and improving youth service hubs across the province, where young people aged 12 to 25 can receive walk-in, one-stop access to mental health and addictions services, as well as other health, social and employment supports under one roof.

7

Chapter I: Building Fairness for Ontario Families

Expanding Mental Health Services for College and University Students

Ontario recognizes the ongoing and rising need for mental health supports and services among postsecondary students. A survey of over 25,000 Ontario postsecondary students reported a 50 per cent increase in anxiety and a 47 per cent increase in depression between 2013 and 2016.2 To help ensure college and university students have access to mental health services and supports when and where they need them, the government is investing a total of $45 million over three years. This includes additional funding of $6 million per year, as announced in the 2017 Budget, which will support development and/or expansion of mental health services on campus.

Carleton University continues to support From Intention to Action (FIT: Action), a peer-based counselling system supporting training and supervision of students and interns who provide counselling to more than 200 at-risk students. These students have benefited from improvements to their psychological well-being, as well as academic and study skills.

Good2Talk/Allo J’écoute, a toll-free, confidential helpline, offers postsecondary students professional counselling, mental health and addictions information, and connections to local resources — available 24/7/365, in both English and French.

Expanding Access to Publicly Funded Psychotherapy

Mild to moderate anxiety and depression disorders are among the most common mental health issues. Working in partnership with Health Quality Ontario, the government has found that structured psychotherapy reduces people’s symptoms, helps them with recovery and improves their quality of life.

To support more than 100,000 people with anxiety and/or depression, the government is investing close to $73 million over three years, as announced in the 2017 Budget, to expand structured psychotherapy programs. These investments make Ontario the first province to provide publicly funded structured psychotherapy, which includes group and individual therapy and online supports. Services will be provided by a range of regulated mental health professionals such as psychologists, psychotherapists, social workers, occupational therapists and nurses.

[2]	American College Health Association – National College Health Assessment (Ontario Canada Reference Group), Spring 2016.

8

Chapter I: Building Fairness for Ontario Families

Providing More Housing with Mental Health Supports

Estimates suggest that 25 to 50 per cent of homeless people live with a mental health condition. Research shows that having a stable, supportive place to live is essential for maintaining mental health and can improve involvement in the community. That is why Ontario is investing more than $45 million over three years to provide up to 1,150 additional supportive housing units for those with serious mental illness or addictions.

Addressing the Opioid Crisis

Opioid misuse is the third leading cause of accidental death in Ontario. To strengthen the Province’s coordinated response to this public health emergency, the government introduced an opioid strategy, which includes establishing an Opioid Emergency Task Force to support a coordinated response to the crisis. The government is also funding a number of supervised injection services.

Ontario is investing $222 million over three years to fight the opioid crisis through supports that include:

➤	Enhancing withdrawal management and rapid access to addiction services, as well as urgently needed community-level connections to longer term comprehensive care;

➤	Immediate investments to help community-based addiction organizations, including hiring more front-line staff to provide counselling, case management and other wrap-around supports;

➤	Creating new harm reduction and peer outreach worker positions to connect vulnerable populations with necessary harm reduction supports; and

➤	Expanding the distribution of free naloxone kits.

9

Chapter I: Building Fairness for Ontario Families

Boosting Access to Primary Health Care

A growing number of people in Ontario are suffering from complex health conditions. Ontario continues to invest in interprofessional primary health care teams to address these complex needs, as well as those of all people in Ontario. These teams bring together diverse health professionals, including doctors, nurse practitioners, registered nurses, mental health workers, pharmacists, physiotherapists and other allied health professionals. They can offer faster access to the right care by the right provider, significantly improving health outcomes for their patients. Timely access to health care and ongoing monitoring of patients’ health can reduce unnecessary emergency room visits or other hospitalizations.

The government recognizes the benefits that these interprofessional primary care teams currently deliver across the province to more than four million people. Ontario is investing $248.4 million over three years to enhance capacity and support the expansion of interprofessional primary care teams, helping even more people across the province access coordinated health care. A variety of health care teams now serve patients across Ontario, including 82 Health Links — teams of local health care providers who coordinate care for patients with multiple, complex conditions, often seniors; 184 Family Health Teams; 75 Community Health Centres; 25 Nurse Practitioner-Led Clinics; and 10 Aboriginal Health Access Centres.

Ottawa Inner City Health Inc., a Community Health Centre (CHC), operates special health care units within local shelters that provide homeless people with high-quality primary health care and other social supports. CHC programs include chronic disease management, mental health support and specific care plans for those with HIV. Programs are delivered in partnership with The Ottawa Hospital, The Ottawa Mission, University of Ottawa and other CHCs.

The Centre for Family Medicine Family Health Team (FHT) in Kitchener-Waterloo maintains a significant outreach program serving refugees who are new to Canada. In partnership with Reception House, the FHT’s Refugee Health Clinic serves new government-assisted refugees coming to the Waterloo Wellington Local Health Integration Network (LHIN).

10

Chapter I: Building Fairness for Ontario Families

Supporting Health Care for People in Northern Ontario

Over half the residents in northern Ontario live in communities of 2,500 people or fewer. Northern communities deserve the same access to quality health care as other communities in Ontario. When residents need to travel to access care, the Province helps offset these costs through the Northern Health Travel Grant Program, which more than 600,000 people have accessed over the last three years. The 2017 Budget announced a $10 million expansion of the program.

To further support health care in northern Ontario:

➤	The Northern Ontario School of Medicine has graduated a total of 526 new doctors since 2009;

➤	Eight Nurse Practitioner-Led Clinics, 43 Family Health Teams, 11 Community Health Centres and six Aboriginal Health Access Centres serve patients across northern Ontario; and

➤	Health care funding for northern Ontario includes $84.6 million for Public Health Units and $76 million for land ambulance services.

Ontario is investing in a comprehensive cardiovascular surgery clinic at Thunder Bay Regional Health Sciences Centre — improving access to health care, shortening wait times and reducing travel for health care by people in the north. The program will care for approximately 1,000 patients each year, with a new surgical suite, advanced technology, new beds and a lab.

Equitable Health Care for Indigenous Peoples

In 2016, the Province began implementing Ontario’s First Nations Health Action Plan (OFNHAP) with an investment of close to $222 million over three years to improve access to equitable, culturally appropriate health care services for Indigenous peoples. While the OFNHAP focuses on northern First Nations, it also invests in Indigenous health care across Ontario, including home and community care, primary care, and diabetes prevention and management, both on- and off-reserve.

11

Chapter I: Building Fairness for Ontario Families

Meeting the Health Care Needs of the Francophone Community

The Province is improving access to quality French-language health services by fostering collaborative planning between Local Health Integration Networks, French language health planning entities and the community; improving data collection and monitoring; and strengthening accountability for the active offer of French-language health services.

Since October 2017, a new “health hub” in Limoges, Ontario, the Centre de santé communautaire de l’Estrie/Limoges Health Centre, has offered integrated physical, mental and community health care services to people in the rural communities of Stormont, Dundas, Glengarry, Prescott and Russell counties, which have large francophone populations. The centre focuses on high-quality preventive care, health promotion, chronic diseases, mental health and addictions, and diabetes education offered in both English and French.

Supporting Patients in Long-Term Care

Some seniors with complex needs caused by cognitive and physical decline, and conditions such as dementia, will require a higher level of support as they age. Many will require ongoing and intensive care that is currently provided in long-term care homes.

Recognizing that Ontario’s population is aging and creating more demand for long-term care, the Province will create 5,000 new long-term care beds by 2022. The government will prioritize these new beds for patients with the highest need, as well as those within hospitals who are ready to be discharged and require a long-term care home. New beds that serve specific cultural needs, including those of Indigenous populations, will also be prioritized. Over the next decade, the government will create over 30,000 new long-term care beds to keep pace with the growing and changing needs of the aging population.

The needs of long-term care residents are also becoming more complex, which is why the Province will increase the provincial average to four hours of direct care per resident per day. Once fully phased in, this will mean an additional 15 million hours of nursing, personal support and therapeutic care for long-term care residents across Ontario.

12

Chapter I: Building Fairness for Ontario Families

Further discussion and planning work is required on how best to staff the more diverse and complex needs of residents. The government intends to provide additional detail on the outcomes of these discussions as part of the 2018 Budget.

As announced in the 2017 Budget, Ontario also invested an additional $10 million in the Behavioural Supports Ontario (BSO) program to better meet the needs of residents with challenging and complex behaviours associated with dementia or other cognitive disorders. Through the program, specialized teams identify triggers that can lead to agitation or aggression, to better manage patient behaviours.

13

Chapter I: Building Fairness for Ontario Families

Expanding and Strengthening Home and Community Care

To ensure a smooth transition for patients who have been discharged from hospital and are returning home, the government is investing an additional $40 million in 2017 to help patients receive post-hospital and community care at home from registered nurses, care coordinators, personal support workers and other care providers.

Ontario has more than doubled funding for home and community care since 2003, to address increasing demographic pressures from an aging population and to help more people get the care they need, close to home and in the community. In addition to ongoing funding of more than $5 billion per year, the government has grown its investment in home and community care by about $250 million per year since 2013. These investments are providing the people of Ontario with greater access to nursing care, personal support and caregiver support at or close to home.

14

Chapter I: Building Fairness for Ontario Families

Supporting People Affected by Dementia

It is estimated that approximately 194,000 people in Ontario have been diagnosed with dementia. This number is expected to grow to 206,000 by 2020 and more than 300,000 by 2038. The impacts of dementia can be substantial, not only for those living with dementia, but also for their families, friends and caregivers.

In 2017, the government launched a new three-year, $100 million Dementia Strategy to ensure that everyone living with dementia in Ontario, their families and their care partners have the right supports, funding and tools in place to make informed decisions about patient care, and to ensure that they are treated with the dignity and respect that they deserve. These include:

➤	Access to the most appropriate health care, home care and other supports from as early as possible once a diagnosis is made, so that people living with dementia and their families can better plan and continue to experience meaningful, active lives;

➤	Improved training and education in dementia care for personal support workers, physicians, nurses and other front-line workers to help coordinate appropriate, easy-to-use services that enable people to continue to live at home and participate in the community;

➤	Increased access to adult day and evening programs for dementia patients; and

➤	More public education campaigns to raise awareness of risk factors for dementia and to reduce stigma.

15

Chapter I: Building Fairness for Ontario Families

Support for Caregivers

Caregivers — often unpaid family members, friends or neighbours — frequently report high levels of stress, sleep deprivation and depression. Additional responsibilities such as a job or a young family can further add to the physical, emotional and financial distress that caregivers experience.

Ontario is taking steps to make it easier for people who care for loved ones, through:

➤	Additional care hours and transportation to local programs;

➤	Enhanced caregiver respite services, at home or overnight, so caregivers can take breaks;

➤	Improved coordination of care with stronger links between primary, specialist and community care providers;

➤	A proposed new, streamlined Ontario Caregiver Tax Credit; and

➤	The launch of a new caregiver organization in spring 2018, which will provide support and resources across the province, including a single access point for information, resources and services to help caregivers in their roles.

16

Chapter I: Building Fairness for Ontario Families

Supporting Compassionate End-of-Life Care

To provide compassionate palliative and end-of-life care for more patients and their families, Ontario is partnering with local communities to build hospice beds across the province. Through a new program announced in fall 2017, eligible hospices can apply for capital funding to supplement local fundraising efforts and support the creation of new and expanded hospices across Ontario. This funding will help with the construction or renovation costs of more than 190 beds that will allow over 2,000 additional clients to be served closer to their homes and families each year.

Residential hospices provide expert care in a home-like environment, giving families and friends the space and care they need to be with their loved ones at one of the most vulnerable times in their lives.

Hospice Vaughan, which currently offers a visiting volunteer program, will receive up to $2 million to help fund the costs of building a 10-bed hospice that will serve as a new Centre of Excellence for hospice palliative care. The centre will also provide counselling and day programs for families, as well as research and education on patient care. As a care services hub, the centre will support patients and families in the City of Vaughan and the surrounding area.

17

Chapter I: Building Fairness for Ontario Families

Fairness for Seniors

As the baby boom generation ages and life expectancy continues to increase, the number of people in Ontario over age 65 will nearly double over the coming decades. In fact, Ontario’s and Canada’s seniors’ populations now outnumber those of their children for the first time in history.

Seniors are as diverse as any population in Ontario and have different requirements at different times of their lives. Half of Ontario’s seniors say they will require help over the next five to 10 years to access vital services such as transportation, and safe and affordable housing options; nearly half worry about social isolation; and over one-third have difficulty accessing information about community services. Also, as people grow older, disability can occur, health can decline, and functional capacity can decrease.

18

Chapter I: Building Fairness for Ontario Families

The government’s recent investments in long-term care and home and community care, as well as supports for those affected by dementia or requiring compassionate end-of-life care, reflect these demographic challenges and diverse needs.

Aging with Confidence: Ontario’s Action Plan for Seniors

Ontario is committed to helping seniors across Ontario age well and confidently, recognizing their diversity and giving them choices, with a variety of new initiatives.

That is why the government has introduced Aging with Confidence: Ontario’s Action Plan for Seniors, an ongoing commitment to seniors that builds on successful initiatives launched through the 2013 Ontario’s Action Plan for Seniors. The plan will support seniors so they can live independent, healthy, active, safe and socially connected lives.

Supporting All Seniors, Regardless of their Needs

Ontario is introducing a number of initiatives that will support all seniors, including:

➤	Better community transportation in underserved communities, so seniors can connect with the services and supports they need;

➤	A new “one-stop” website and a 24-hour phone line in over 150 languages with easy-to-find information about government services and supports for seniors;

➤	Zero tolerance of elder abuse through strengthened prevention, awareness and response; and

➤	A free high-dose flu vaccine, starting in fall 2018, that is more effective for older people.

19

Chapter I: Building Fairness for Ontario Families

Helping Seniors Living Independently in the Community

Ontario is helping seniors remain active, healthy and socially connected in their communities through initiatives such as:

➤	Forty new Seniors Active Living Centres that will offer a wide variety of social, recreational and health programming, bringing the total number of such centres to more than 300 provincewide;

The Thunder Bay 55 Plus Centre’s programs include fitness, visual arts workshops and general interest classes, as well as sessions to learn about technology and computers.

Rendez-vous des aînés francophones d’Ottawa (RAFO) is a francophone centre with over 750 members and 230 volunteers. RAFO purchased a former elementary school to deliver its own programming, including a meal service and seasonal garden, while also renting out space to help support a wider range of programs and services.

➤	A special project that will connect youth volunteers with seniors to help them build their understanding of technology; and

➤	An expanded Seniors Community Grant Program, which will fund more innovative community projects that help seniors stay active, healthy and engaged in their communities.

Using an $8,000 grant, Latin@s en Toronto Communication for social development created Let’s Connect, an e-learning program developed by and for Spanish-speaking seniors. Using the program, hundreds of seniors can access webinars on topics related to health care, human rights and preventing abuse, social participation, active aging, culture, and identity.

20

Chapter I: Building Fairness for Ontario Families

Helping Seniors Requiring Enhanced Supports at Home

For seniors who may require some supports to help them remain safe and independent at home, the Province will provide:

➤	Increased access to both quality in-home health care and geriatric care;

➤	Expanded home care through an estimated 2.6 million hours, including personal support services, nursing, physical and speech therapy, and respite services for caregivers;

➤	Enhanced support for naturally occurring retirement communities, such as apartment buildings or housing developments, which will improve seniors’ access to coordinated home care based on local needs; and

➤	A new organization for caregivers with easy-to-access supports and resources.

Helping Seniors Requiring Intensive Supports

Some seniors with complex needs caused by cognitive and physical decline will require ongoing and intensive care as they age. The Province will support them by:

➤	Modernizing long-term care homes through redeveloping more than 30,000 long-term care beds in more than 300 long-term care homes by 2025;

➤	Creating 5,000 new long-term care beds by 2022, as a first step towards creating over 30,000 beds over the next decade;

➤	Undertaking planning work on approaches to increase the provincial average to four hours of direct care per resident per day, once fully phased in; and

➤	Expanding compassionate palliative and end-of-life care.

21

Chapter I: Building Fairness for Ontario Families

Supporting Families with Children

Investing in children’s health, well-being and education is vital to giving them the best start in life. That is why the government is making critical investments to support fairness for Ontario’s families.

Affordable, high-quality child care is essential for families. Parents need peace of mind, knowing that they will be able to access child care close to home, while also being able to afford it. Yet for too many, child care is unavailable or unaffordable, or has a significant wait time. Ontario is committed to ensuring that financial means are not the basis for access to reliable child care.

Parents should never have to choose between paying for their children’s prescription medications and other life essentials. The government remains committed to providing equitable access to health care for everyone in Ontario, including removing financial barriers for those who cannot afford prescription drugs.

The government is also committed to giving students not only the best education, but the best supports possible to improve well-being, ensure better equity for all students and advance student achievement even further.

22

Chapter I: Building Fairness for Ontario Families

Making Child Care More Accessible and Affordable

The Province is helping 100,000 more children access licensed child care and working towards universal accessibility for families all across the province. In 2017–18, Ontario is dedicating $200 million to help 24,000 additional children up to age four access licensed child care. This includes new fee subsidy spaces for 16,000 more children up to four years old, which will reduce waitlists for low- and middle-income families.

Helping Families across the Province

In the Region of Waterloo, a boost of nearly $6 million will provide operating funding for new child care centres in four schools and help more than 400 children and their families by eliminating the current waitlist for subsidized spaces.

In Ottawa, new and recent funding will significantly reduce the waitlist for subsidized child care spaces and increase the number of subsidies for low- and middle-income families. These measures will help 1,000 more children and their families access child care.

In Hamilton, new child care funding will help 760 more children access licensed child care.

Ontario continues to work with Indigenous partners to help provide access to culturally relevant child and family programs and licensed child care. This includes increasing the number of child care spaces off-reserve and expanding five existing child and family programs on-reserve.

Providing More Before- and After-School Programs

Parents’ and caregivers’ schedules often differ from school hours, making access to before- and after-school programs essential for many families. The government recognizes this need and is committed to making sure that children up to age 12 can access safe, quality programming.	This year, more than 80 per cent of schools in Ontario are now offering before- and after-school programs for children aged four to 12.

23

Chapter I: Building Fairness for Ontario Families

OHIP+ — Ensuring Fairness for Parents, Children and Youth

Beginning January 1, 2018, OHIP+: Children and Youth Pharmacare will launch, making Ontario the first Province in Canada to provide prescription drug coverage for everyone under the age of 25, regardless of family income.

More than four million children and young people will be able to get their prescription medications for free by simply showing their Ontario health card number and a prescription. This includes over 4,400 medicines currently available through the Ontario Drug Benefit Program, including antibiotics for infections, asthma inhalers, insulins and other diabetes medications, as well as some drugs for cancer and rare diseases.

Through OHIP+, families with children with Type 1 diabetes can save approximately $8,600 on their medication costs. As of January 2018, this medication will be free.

Improving Youth Well-Being and Achievement

As Ontario continues to strive for excellence in the education system, there is more work to do to ensure that all students succeed. Children who have strong relationships and a positive sense of self are in a better position to reach their full potential. That is why the government is moving forward with an increased focus on student and youth well-being.

Ontario students scored higher than those of any other jurisdiction in reading and were ranked among the top 10 in science, according to the 2015 Programme for International Student Assessment, an international ranking of student achievement among 15-year-olds, undertaken every three years.

24

Chapter I: Building Fairness for Ontario Families

Focusing on Well-Being

The Province is committed to programs, both inside and outside the classroom, to help improve students’ well-being. The 2017 Budget committed to spending $49 million over three years to develop and strengthen programs that improve students’ cognitive, emotional, social and physical development. In September 2017, the Province announced investments in the following new and expanded programs:

➤	Funding for active transportation, including walking school buses and bike-to-school programs that create more physical activity opportunities for students;

➤	Doubled funding for school boards to support local well-being priorities, including school breakfast programs, bullying prevention, recreational activities and staff professional development; and

➤	Increased funding for School Mental Health ASSIST, a provincial support team that provides leadership, resources and other support to help boards promote student mental health and well-being across Ontario.

Helping Student Achievement

Ontario’s school curriculum is being updated to improve student achievement in core skills and increase focus on transferable life skills. Provincial assessment practices will be reviewed to ensure that they are culturally relevant, measure a wider range of learning, and better reflect student well-being and equity. To better communicate all aspects of student achievement, new report cards are being developed and will be sent to parents starting in the next school year.

Reducing Class Sizes

This year, full-day kindergarten classes, which are supported by a teacher and an early childhood educator, are capped at 30 students and average no more than 26 students per class within each school board.

Support is also being provided to ensure that for students in Grades 4 to 8, all school boards have average class sizes of fewer than 25 students.

25

Chapter I: Building Fairness for Ontario Families

Ensuring Equity and Inclusion

Ontario is making the education system fairer and more inclusive for all students by identifying and eliminating systemic barriers, as well as better supporting students in their future pathways. The Province committed over $7 million in 2017–18 for the implementation of Ontario’s Education Equity Action Plan, a roadmap to identifying and eliminating discriminatory and systemic practices, barriers and biases from schools and classrooms.

Key areas of action include:

➤	Introducing a renewed approach to Grade 9, enabling all students to better explore pathways to work, college, apprenticeship and university;

➤	Identifying and addressing disparities in suspension, expulsion and exclusion rates among certain student populations;

➤	Ensuring that school and classroom practices reflect and respond to the diversity of all students and staff, so that they reflect the needs and realities of all students; and

➤	Ensuring that the diversity of the teachers, staff and school system leaders in Ontario schools reflects the diversity of their students through recruitment, hiring and promotion of educators and school and system leaders.

Helping Parents and Children by Enhancing Autism Supports

Ontario has significantly expanded a range of dedicated supports in schools for students with Autism Spectrum Disorder (ASD), including:

➤	Specialized training of over 30,000 educators in applied behaviour analysis methods to support students with ASD;

➤	Dedicated transition teams for students with ASD receiving intensive support transitioning from community services into full-time school; and

➤	New after-school skills development programs.

Through these investments, the number of students with ASD attending postsecondary has increased by four times since 2009. But more needs to be done to support students, families and educators.

26

Chapter I: Building Fairness for Ontario Families

That is why Ontario is improving school-based supports for students with ASD by launching a new pilot project for the 2017–18 school year. The pilot is available in 18 school boards and aims to improve the experiences of children and their families. Through training and professional expertise, the pilot will also work to improve the capacity of school teams to provide skilled support to students with ASD.

Improving Access to Services for Children with Special Needs

Ontario is working to develop services and supports for children and youth with special needs to ensure they get timely and effective services as they transition to adulthood. This year, the Province announced an investment of up to $31 million to support the construction of a new facility for Grandview Children’s Centre in Durham Region. This new facility will create more treatment space, shorten wait times and help ensure families get access to the care they need sooner. The Province supports 21 Children’s Treatment Centres and helps more than 76,000 children and youth receive rehabilitation services such as physiotherapy, occupational therapy and speech language therapy.

Supporting Education in Rural and Northern Ontario

From April to June 2017, the government held provincewide consultations to seek input on how to strengthen education in rural and northern Ontario. In response to feedback from students, parents, educators and communities, the government took immediate action by boosting key supports, including a new $20 million Rural and Northern Education Fund. This fund will help students by enhancing programming such as French immersion, arts education and guidance counselling, and by improving student access through options such as late bus runs and mobile e-learning through tablets or Wi-Fi.

Additionally, the government is overhauling the process that school boards use to review schools for potential closure to allow for further community consultation. It will provide supplementary funding of $1.2 million to encourage school boards to share space with each other and community partners to maintain a presence in communities. For more information on community hubs, see Chapter II: Creating Opportunities for Everyone.

27

Chapter I: Building Fairness for Ontario Families

Investing In Education Infrastructure

Across the province, Ontario is investing almost $16 billion in capital grants over 10 years in new and improved schools, which will help deliver high-quality programs and increase student achievement and well-being. These capital investments are essential to address enrolment growth, renovate schools in poor condition and ensure students across the province have fair access to quality education infrastructure.

In September, students returned to class in new or renovated learning spaces in more than 50 schools in communities across the province. These investments will provide students with a better place to learn and grow for this school year and for years to come.

28

Chapter I: Building Fairness for Ontario Families

CHART 1.4 Examples of Schools to Be Opened or Under Construction in 2017–18

North

St. Basil Elementary School
Renovations to the school in Sault Ste. Marie have created a school that will serve 619 elementary students from junior kindergarten to Grade 8. The facility also includes three child care rooms.

Eastern

Vimy Ridge Public School
This new school in Ottawa will serve 674 elementary students from junior kindergarten to Grade 8.

St. Martin of Tours Catholic Elementary School
This school in South Algonquin will undergo a major retrofit to accommodate students from Whitney Elementary School, located in an adjacent school board, and create a joint-use school facility between two school boards.

Southwest

Sir Arthur Currie Public School
This new school in London will serve 533 elementary students from junior kindergarten to Grade 8. The facility will also include five child care rooms and four child and family support rooms.

Cardinal Carter Catholic Secondary School
Major retrofits were undertaken at Cardinal Carter Catholic Secondary School in Leamington to accommodate students in Grades 7 and 8 from surrounding elementary schools.

Central

École élémentaire publique le Flambeau
This new elementary school in Mississauga will serve 366 students from junior kindergarten to Grade 6. The facility will also include three child care rooms.

École secondaire catholique Père-Philippe Lamarche
This new secondary school in Toronto will provide French-language education for 500 students from Grades 7 to 12 in a modern and accessible facility.

St. Eugene Catholic Elementary School
This school in Toronto added space for 308 new students and undertook some internal retrofits to address growing enrolment in the area. The project included the addition of a new gymnasium.

29

Chapter I: Building Fairness for Ontario Families

A Better Way Forward: Ontario’s Commitment to Fight Systemic Racism

Implementing the Ontario Black Youth Action Plan

In March 2017, the government introduced the Ontario Black Youth Action Plan, the first of its kind in Canada, which will support more than 10,000 Black youth and their families. Under the plan, the government recently announced the launch of new culturally focused programs for Black children and youth that will provide them with mentorship and career opportunities to build skills for school and work and create new pathways into the science, technology, engineering and math (STEM) professions. These programs will support up to 30 locally developed mentorship and training initiatives that are being designed with community partners and businesses in priority communities, including the Greater Toronto and Hamilton Area, Ottawa and Windsor.

30

Chapter I: Building Fairness for Ontario Families

Helping Students

Fairness for Postsecondary Students

Access to a postsecondary education should not be based on ability to pay — it should be based on desire to learn. It is important that everyone who wishes to pursue higher learning is able to do so in a way that is affordable. That is why Ontario is reducing financial barriers for students from low- and middle-income families.

This year, average tuition is free for more than 210,000 Ontario students, and costs have been reduced for many more. Most Ontario students are receiving more aid than they were eligible for previously.

In this school year so far, compared to the same time last year:

➤	The number of total OSAP awards increased by nearly 20 per cent;

➤	The number of low-income OSAP recipients increased by about 20 per cent;

➤	The number of OSAP recipients self-identifying as Indigenous increased by 35 per cent; and

➤	The number of mature students receiving OSAP increased by 32 per cent.

See Chapter II: Creating Opportunities for Everyone for more information on the changes to OSAP.

31

Chapter I: Building Fairness for Ontario Families

Fairness for Workers

Over the past three years, Ontario’s economy has continued to grow, jobs are being created, incomes are rising and the unemployment rate has declined to 5.9 per cent in October. However, not everyone is benefiting. The workplace has changed and some workers are facing low pay, uncertain hours, and few benefits or protections. Some are struggling to support their families on part-time, contract or minimum-wage work.

The government has introduced the Fair Workplaces, Better Jobs Act, 2017, which builds on its 2017 Budget commitment to modernize Ontario’s employment and labour laws to help safeguard employees, ensure fairer workplaces and support better jobs. The Act, if passed, would:

➤	Raise the minimum wage to $14 on January 1, 2018 and to $15 on January 1, 2019, which will ensure that hundreds of thousands of workers will receive a raise;

➤	Ensure part-time workers are paid the same hourly wage as full-time workers;

➤	Introduce paid sick days for every worker;

➤	Ensure all employees are entitled to 10 personal emergency leave days per year;

➤	Ensure at least three weeks’ vacation after five years with the same employer; and

➤	Step up enforcement of employment laws.

The government appreciates that these significant benefits are also not without some associated costs. It is committed to working with its delivery partners such as those in the broader public sector and the not-for-profit sector, to help ensure they successfully manage the transition in the lead-up to January 1, 2018 and beyond.

32

Chapter I: Building Fairness for Ontario Families

Strengthening and Modernizing Retirement Security

With two-thirds of Ontario workers not participating in workplace pension plans and many families worried about how they will maintain their standard of living in retirement, strengthening and modernizing retirement security continues to be a priority for this government. As well, current economic realities are putting pressure on sponsors of existing defined benefit pension plans, highlighting a need to address plan sustainability and benefit security.

To modernize and strengthen retirement security, Ontario is undertaking key transformative changes that include the following initiatives:

➤	Ontario’s leadership in designing and developing the Ontario Retirement Pension Plan was instrumental in achieving the historic agreement to enhance the Canada Pension Plan (CPP). Once fully implemented, the CPP enhancement will improve the retirement security and future quality of life of many of today’s workers, particularly those without workplace pension plans, by providing them with a meaningful, lifelong increase in their retirement incomes. For example, individuals earning $40,000 annually over their working lives will contribute only an extra $1 per day, but receive an additional $3,222 annually in retirement as a result of the enhancement. These new benefits will be indexed annually to help retirees keep up with cost-of-living increases.

➤	Ontario has announced a new framework for defined benefit pension plans that includes certain measures intended to help protect workers’ retirement benefits, while enabling businesses to grow and be more competitive. Similarly, a framework for target benefit multi-employer pension plans was announced to help ensure these plans are sustainable over the long term.

The government is also exploring new approaches to help retirees draw down their savings in an efficient, cost-effective manner and help ensure their savings last throughout retirement.

33

Chapter I: Building Fairness for Ontario Families

Improving Income Security and Mobilizing Community Solutions to Reduce Poverty

As part of building a fairer Ontario, the government is committed to providing effective social services and working to ensure that everyone shares in the province’s economic growth.

Launching a Basic Income Pilot

A wide range of research shows that living in poverty and working in precarious jobs can impact the health and well-being of individuals and their families. To develop evidence-based ways of supporting lower-income people in today’s changing economy, the Province launched a three-year Basic Income Pilot in spring 2017.

The pilot is testing whether a basic income could be a simpler and more effective way to provide income support, while improving food security, housing stability, physical and mental health, and access to health care. It is also exploring the effect of a basic income on participation in education and employment.

To reflect Ontario’s diverse communities, three pilot locations representative of the province’s socioeconomic and demographic profile were chosen.

Since the launch of the pilot, more than 500 participants in Hamilton, the Brantford and Brant County area, Thunder Bay and surrounding area, and Lindsay have started to receive a basic income, with more applications being processed.

Engagement will continue with First Nations and provincial and territorial organizations on a First Nations Basic Income Pilot.

34

Chapter I: Building Fairness for Ontario Families

Enhancing Social Assistance Benefits

Ontario’s social assistance programs are an important part of the income security system. Since 2013, the government has implemented improvements to Ontario Works and the Ontario Disability Support Program, including increasing rates, particularly for those with the lowest incomes and those living in higher-cost remote and northern communities. Other improvements have included:

➤	Making sure single-parent families benefit fully from the child support payments they may receive in addition to social assistance;

➤	Increasing the income exemption for cash gifts, to recognize that people may also rely on the support of family or friends; and

➤	Raising asset limits, so that individuals can avoid depleting all of their assets before getting help.

Building on this progress, the 2017 Budget committed to investing more than $480 million over four years to further enhance benefits. This funding will help provide better supports for more than 900,000 people across Ontario.

In addition, Ontario has received the report from the Income Security Reform Working Group’s, Income Security: A Roadmap for Change. The government is reviewing the report and will use it, along with the public’s feedback, to help guide decisions on a multi-year path for reforming the income security system.

35

Chapter I: Building Fairness for Ontario Families

Mobilizing Community Solutions through the Local Poverty Reduction Fund

Research has shown that food security improves mental health, reduces risks of chronic disease and lowers health care expenditure overall. Ontario is supporting an additional 48 community-led projects through the third round of the Local Poverty Reduction Fund with an investment of over $16 million. Announced this year, the fund is supporting 14 programs that will increase food security while improving livelihoods and social inclusion. These projects focus on local community partnerships, which will help communities develop better solutions to increasing food security, reducing child poverty and homelessness, and helping people prepare for employment opportunities.

Examples of initiatives being supported by the Local Poverty Reduction Fund:

•      Guelph Community Health Centre’s SEED program is a food-based social enterprise that aims to improve food access and food literacy, and support youth not in education, employment or training to move towards employment and income security.

•      Kasabonika Lake First Nation’s “Back to Our Roots” program is a multi-component project that aims to address economic and food security by revitalizing traditional harvesting of food as a means to subsidize income and provide nutrition to community members living in poverty.

•      Kingston Community Health Centres is partnering with Loving Spoonful to integrate healthy food programming with the evidence-based poverty reduction program Circles.

36

Chapter I: Building Fairness for Ontario Families

Improving Housing Affordability

Implementing the Fair Housing Plan

The government strives to make it more affordable for the people of Ontario to buy or rent a home.

While rising housing prices reflect the strength of the economy and provide a net benefit to homeowners, they also create inequity as well as affordability challenges for individuals and families that are trying to buy a home or find rental accommodation.

In response to these challenges, on April 20, 2017, the government announced the Fair Housing Plan, a comprehensive package of measures to help more people find affordable homes, increase supply, protect buyers and renters, and bring stability to the real estate market.

The latest data show that the housing market is stabilizing and that the Fair Housing Plan measures are beginning to have the intended effect of making housing more affordable.

“In a word, the measures have accomplished almost exactly what the provincial government was hoping to achieve... a calmer market, without a collapse.” Douglas Porter, BMO Chief Economist

37

Chapter I: Building Fairness for Ontario Families

Since reaching a peak in March, the average resale price and number of Ontario home resales moved lower over the next few months before stabilizing shortly thereafter. Ontario’s average home resale price was $556,000 in September 2017, down from $642,000 in March. See Chapter III, Section B: Economic Outlook for further details.

The comprehensive package of measures announced as part of the Fair Housing Plan includes:

➤	Implementing the Non-Resident Speculation Tax to help make housing more affordable in the Greater Golden Horseshoe region;

➤	Expanding rent control to all private market rental units across the province to protect tenants from unfair rent increases;

➤	Improving fairness of property taxation for apartment buildings;

38

Chapter I: Building Fairness for Ontario Families

➤	Working with municipalities and stakeholders to provide municipalities with additional tools to increase housing supply, including new rental developments;

➤	Unlocking surplus provincial land to create more than 2,000 new rental housing units with a mix of market-based and affordable units;

Sites of Mixed-Income Housing Units Created in Ontario:

•      Two lots in the West Don Lands, one south of Front Street, between Trinity and Cherry Streets, and the other east of Cherry Street and north of the rail line.

•      Thistletown, located at Kipling and Finch Avenues in Toronto, will become home to a mix of affordable housing for rent or sale.

•      Development located at Lido Place at 129 Riverside Drive, London.

•      Developments in the north, including sites at 82 Gibson Street in Parry Sound and at 531 Trunk Road in Sault Ste. Marie.

➤	Updating the Growth Plan for the Greater Golden Horseshoe, 2017, with new requirements for intensification, density targets and housing mix to support the supply of housing to meet the needs of people at any age; and

➤	Enhancing consumer protections by proposing improvements to real estate practices.

39

Chapter I: Building Fairness for Ontario Families

As part of the Fair Housing Plan, the government has also established forums to identify opportunities for addressing key issues related to housing supply, including:

➤	A Housing Delivery Group — Working with developers and municipalities to cut red tape and bring specific housing projects to market faster;

➤	A Development Approvals Roundtable — Working with senior representatives from the development and municipal sectors to identify opportunities to support more housing coming to market; releasing an action plan[3] that focuses on modernizing and streamlining residential approval processes; developing new guidance materials; and promoting improved sharing of common, standardized housing-related data; and

➤	A Housing Forum — Collaborating with housing partners to assess the impacts of the Fair Housing Plan and discuss potential additional steps.

[3]	http://www.mah.gov.on.ca/Page16623.aspx

40

Chapter I: Building Fairness for Ontario Families

Ontario’s Fair Hydro Plan

Delivering the Single Largest Reduction to Electricity Rates in Ontario’s History

Electricity is an essential part of people’s daily lives. Following years of underinvestment, the system was due for major upgrades. Since 2003, almost $70 billion has been invested in electricity infrastructure across the province to ensure people and businesses benefit from a cleaner, more modern and more reliable system.

The much-needed rebuilding of an aging electricity system resulted in rapidly rising rates for people and businesses across Ontario. The government recognized that present-day consumers should not be burdened with paying for a disproportionate share of investments that can provide benefits for decades to come.

For this reason, the government announced Ontario’s Fair Hydro Plan in March 2017. A portion of the Global Adjustment, which helps pay for investments in electricity supply and conservation, is being refinanced and will be recovered from ratepayers over a longer period of time. The spreading of this refinancing and cost recovery from ratepayers in the future over a longer period reflects the expected longer life cycle of existing facilities and is providing significant and immediate rate relief, helping to ensure intergenerational fairness.

The average 25 per cent electricity bill reduction also reflects a number of other components that are government funded, including providing the eight per cent rebate on electricity bills, equal to the provincial portion of the Harmonized Sales Tax, which was effective January 1, 2017; and removing the cost of the Ontario Electricity Support Program and most of the Rural or Remote Rate Protection program from electricity consumers’ bills.

As of July 1, 2017, electricity bills have been reduced by 25 per cent on average, or about $41 per month, for eligible households. Approximately half a million eligible small businesses and farms are also receiving a benefit. As part of this plan, rate increases over four years will be held to the rate of inflation. While rates will rise gradually over time, the government remains committed to avoiding sharp increases.

41

Chapter I: Building Fairness for Ontario Families

Due to a number of initiatives the government is implementing — including Ontario’s Fair Hydro Plan, the Independent Electricity System Operator’s market renewal initiative, and other efficiency and productivity improvements to the system — Ontario’s 2017 Long-Term Energy Plan (LTEP) projects lower monthly bills for residential consumers than previously forecasted.

42

Chapter I: Building Fairness for Ontario Families

Providing Additional Support through Ontario’s Fair Hydro Plan

People with low incomes and those living in eligible rural or remote communities are receiving even greater reductions, as much as 40 to 50 per cent. On-reserve First Nation residential customers of licensed distributors are getting a 100 per cent credit on the delivery line of their bills.

Also, in October 2017, the Province announced the launch of the $100 million Affordability Fund, designed to help people who do not qualify for low-income conservation programs and who are unable to undertake energy-efficiency improvements without support.

43

Chapter I: Building Fairness for Ontario Families

Fairness in the Justice System

The government is transforming Ontario’s justice system to protect the interests of all people — victims, the public and the accused — while increasing community safety. Ontario continues to improve the justice system to make it faster, fairer and more accessible to the people of Ontario.

Transforming the Justice System

The government recognizes that changes are required to strengthen public confidence in the justice system, break down systemic barriers, and develop more positive relationships between the police and the public. Key transformational initiatives underway include:

➤	Enhancing Police Oversight — The government is introducing new legislation this year to enhance the independence of Ontario’s police oversight system and modernize the policing framework.

➤	Reforming the Corrections System — The Province continues to undertake broad reform of Ontario’s corrections system. The government is consulting on new corrections legislation, planning new correctional facilities in Thunder Bay and Ottawa, and researching independent oversight models that would enhance accountability to the public. Reforms to the corrections system would be supported by Ontario’s new bail directive, which aims to reduce pre-trial custody.

➤	Streamlining and Modernizing the Court System

➤	The government is introducing legislation to modernize the provincial offences courts, including streamlining procedures for resolving disputes over traffic tickets and other minor Provincial offences; and

➤	The government has appointed 13 new Provincial court judges, an increase of five per cent, to support more effective and timely case progression, bringing Ontario’s complement of full-time Ontario Court of Justice judges to 299.

44

Chapter I: Building Fairness for Ontario Families

Ontario is investing in a new 21-courtroom facility in the Halton Region that will offer a broad range of justice services, bringing the Superior Court of Justice and Ontario Court of Justice operations in Milton and Burlington together at one convenient and accessible location.

➤	Transforming Youth Justice — Ontario has shifted from a predominantly custody-focused youth justice system to a system that offers a broad range of evidence-informed community and custodial services to address the needs of youth, their families and communities. Through a focus on prevention and diversion, the youth crime rate in Ontario has decreased by 48 per cent since 2003, the number of custody admissions has decreased by 85 per cent, and nine out of 10 youth who receive justice services can now do so within their own communities.

45

Chapter I: Building Fairness for Ontario Families

Ensuring Women’s Safety and Security

Safety and security are foundational to the government’s support of women, and the Province has made serious commitments to better protect women in Ontario.

Protecting a Woman’s Right to Choose

Women in Ontario have the right to choose and access abortion services without fear of interference, intimidation or harassment. The Province has introduced and passed the Safe Access to Abortion Services Act, 2017, which will protect the safety, security, health and privacy of women and health care providers by allowing for safe access zones to be established around clinics and facilities that offer abortion services, the homes of clinic staff, and the homes and offices of other regulated health professionals who provide these services. The legislation prohibits harassing conduct directed at clinic staff and regulated health professionals who provide abortion services. The legislative process included consultations to ensure that the voices of those impacted were heard and their insights were reflected in the legislation.

“Safe Access Zones put health equity first. These zones protect our clients’ right to access the services that they need without harassment. The intimidation tactics used by anti-choice protesters harm those accessing mental health, primary care, and abortion services alike. We commend the province for introducing legislation that will safeguard reproductive choice and other healthcare services.”

Sarah Hobbs Blyth, Executive Director, Planned Parenthood Toronto

Protecting Women from Violence and Harassment

Ontario has been a leader in combatting violence against women through a number of key initiatives. The government introduced and passed the survivor-centred Anti-Human Trafficking Act, 2017. This builds on the government’s Strategy to End Human Trafficking. The Province is also implementing two other cross-government plans to end violence against women: Ontario’s Action Plan to Stop Sexual Violence and Harassment, and Walking Together: Ontario’s Long-Term Strategy to End Violence Against Indigenous Women.

See Chapter II: Creating Opportunities for Everyone for more information.

46

Chapter I: Building Fairness for Ontario Families

Ontario’s Francophone Communities

Ontario’s francophone community is integral to the cultural and economic development of the province. More than 600,000 francophones call Ontario their home, and the francophone community of Ontario is the largest French-speaking community in Canada outside of Quebec.

The government continues to invest in the vitality and sustainability of francophone communities across the province. Ontario also continues to reinforce its commitment to the preservation and advancement of the francophone community through key initiatives such as the province’s membership in the Organisation internationale de la Francophonie.

Recent and ongoing investments in Ontario’s francophone community include:

•	Creating a new French-language university, the first in Ontario. For more information, see Chapter II: Creating Opportunities for Everyone.

•	Meeting the health care needs of the francophone community by improving access to quality French-language health services. For more information, see the section Meeting the Health Care Needs of the Francophone Community earlier in this chapter.

•	Investing in francophone culture and communities through Programme Franco, an application-based grant program that aims to encourage greater social involvement, learning, innovation and engagement for francophones in Ontario through cultural and community-based initiatives.

•

Investing in community centres such as Rendez-vous des aînés francophones d’Ottawa (RAFO) that provide community programming including meal services and a seasonal garden. For more information, see the section Aging with Confidence: Ontario’s Action Plan for Seniors earlier in this chapter.

47

Chapter I: Building Fairness for Ontario Families

Protecting Consumers

Regulating Financial Planners

To ensure that consumers have access to high-quality financial planning services that will benefit their long-term financial well-being, the government plans to develop legislation to regulate financial planners in Ontario. Under the proposed framework, financial planners would be required to meet specified proficiency requirements. The government will also take steps to reduce consumer confusion created by the wide variety of titles used in the industry, by restricting the use of titles related to financial planning. Moving forward, the government will consult extensively with stakeholders in shaping the proposed framework.

Syndicated Mortgages

Ontario is moving forward with regulatory changes that will strengthen protections for investors in syndicated mortgages. This includes expanding requirements to ensure that mortgage brokers provide investors with the information they need to effectively assess their level of risk when investing in these products.	Syndicated mortgage investments, which are funded by two or more investors, can be complex, high-risk products and are increasingly being marketed towards retail investors.

The government is reviewing the feedback received over the last few months through consultations on potential changes to regulations under the Mortgage Brokerages, Lenders and Administrators Act, 2006 that would:

➤	Establish investment limits on these products to prevent retail investors from becoming overly concentrated in an investment that carries a high risk; and

➤	Require mortgage brokerages to document their assessments of whether a product is suitable for their clients to ensure that only investors who can tolerate the high risks associated with these products are investing in them.

The Province also plans to propose amendments to the Securities Act to facilitate the eventual transfer of regulatory oversight of syndicated mortgage investments from the Financial Services Commission of Ontario to the securities regulator. This would be consistent with how these products are regulated in other provinces.

48

Chapter I: Building Fairness for Ontario Families

Auto Insurance

The government continues to work to further lower auto insurance rates in Ontario. In April 2017, the government received the report, Fair Benefits Fairly Delivered: A Review of the Auto Insurance System in Ontario from David Marshall, Ontario’s advisor on auto insurance. The report highlights structural flaws in the auto insurance system that significantly hinder sustainable rate reduction, as well as the lack of active management of care for victims. The report also outlines a five-part action plan with key recommendations aimed at:

➤	Improving how the most common injuries are treated and managed, so that accident victims receive more timely care and further impairments do not develop due to delayed treatment;

➤	Establishing a system of single neutral medical assessments to provide patients with the best care options;

➤	Implementing lifetime management of care for catastrophically injured individuals;

➤	Creating a strong, independent auto insurance regulator that is more proactive and empowered to address flaws in the system; and

➤	Reviewing the auto insurance rate regulation framework to enable more innovation and competition that would give a greater number of options to consumers.

In August and September 2017, the government consulted on the report’s recommendations.

In the coming weeks, the government will announce new measures aimed at transforming important aspects of auto insurance to create a more efficient system focused on timely care for victims and sustained savings for consumers.

49

Chapter I: Building Fairness for Ontario Families

Protecting Innocent Co-Insureds

Insurance companies in Ontario can deny payment of claims for loss of property due to a policyholder’s intentional or criminal act or omission. Currently, when two or more individuals are co-insured under the same insurance policy, an insurer can deny payment to everyone who is insured, regardless of whether or not they were involved or had knowledge of an event that caused damage.

To provide increased protection for innocent policyholders, the government is proposing changes that would prohibit insurance companies from denying claims from innocent co-insured policyholders. The amendments would:

➤	Ensure fair treatment of innocent co-insureds, including victims of domestic violence and abuse;

➤	Have little or no impact on insurance premiums; and

➤	Provide a level of protection similar to Quebec, British Columbia, Alberta and Manitoba.

50

ChApter ii CreAting opportunitieS For everyone

Chapter II: Creating Opportunities for Everyone

Introduction

Ontario businesses — whether large or small, local or global — contribute significantly to economic growth and share in the increased spending and activity that go hand-in-hand with a strong economy. This benefits workers and families across the province.

The Province is projecting to balance the budget for the first time since the 2008–09 global recession. Through targeted, measured and fiscally responsible decisions, Ontario has restored its fiscal and economic strength.

The province’s net debt-to-GDP ratio peaked in 2014–15 at 39.3 per cent and, as a result of Ontario’s economic growth and the government’s progress towards a balanced budget, is projected to decline to 37.3 per cent in 2017–18.

It is because of this position of strength that the government can continue to support opportunities for growth across regions and industries.

The Province is committed to building a dynamic and competitive business environment by investing in small and medium-sized businesses, securing its position as a global hub for FinTech growth, increasing international trade and building tomorrow’s infrastructure today, while tackling climate change and transitioning to a low-carbon economy.

None of this would be possible without investing in Ontario’s first priority: its people. The Province is also committed to developing the talents and skills of Ontario’s students and workers at every age and stage so they can thrive in a rapidly changing economy.

53

Chapter II: Creating Opportunities for Everyone

Strengthening Ontario’s Small Businesses

$500 Million to Grow Small Businesses and Reduce Costs

About one-third of Ontario workers are employed by small businesses, which have always been significant contributors to the success of the provincial economy. These businesses have experienced slower growth since the global recession relative to larger firms. They have been challenged by risks and factors beyond their control, such as globalization, rapid technological change and the impacts of climate change.

In this document, the Province is announcing more than $500 million in new initiatives, over three years, for small business that will lower costs and support growth, including:

➤	A proposed 22 per cent cut in the small business Corporate Income Tax (CIT) rate;

➤	New incentives to hire and retain youth;

➤	Financial support for small and medium-sized fruit and vegetable farming businesses;

➤	Investments to enhance the vibrancy of communities and main streets;

➤	A pilot program to improve access to financing;

➤	A “one-window” service to make it easier for small businesses to interact with government;

➤	Initiatives to provide better access to government procurement opportunities;

➤	Making government inspections more efficient for businesses with good compliance records; and

➤	Providing businesses with more flexibility to meet government regulatory requirements.

54

Chapter II: Creating Opportunities for Everyone

Other recently announced Provincial measures are providing more than $400 million in supports for small businesses. In addition, they will realize significant savings from Workplace Safety and Insurance Board (WSIB) average premium rate reductions, with an estimated total value of more than $800 million over the next three years. Overall, these supports for Ontario’s small businesses will total $1.9 billion over three years. Recently proposed changes to the federal small business CIT rate provide additional support of nearly $500 million over three years for the sector.

Cutting Small Business Costs

Cutting the Ontario Small Business CIT Rate

Small businesses in Ontario currently benefit from a lower CIT rate of 4.5 per cent on their first $500,000 of active business income.

To provide increased support for small businesses and enhance their competitiveness, the Province is proposing to cut the small business CIT rate to 3.5 per cent, effective January 1, 2018. This would represent a 22 per cent reduction in the CIT rate for small businesses.

See Chapter V, Section A: Business Taxation for more details.

Enhancing Support for Youth Employment in Small Businesses

Small businesses are facing a challenge hiring and retaining their workforce in an environment where technology is rapidly advancing. Small businesses also disproportionately employ young workers. That is why Ontario will provide $124 million over three years in supports for youth ages 15 to 29 years, working with Employment Service and Youth Job Connection to support employer hiring and retention beginning January 1, 2018. Through Ontario’s Employment Service program, a small employer with fewer than 100 employees would receive a $1,000 incentive for hiring a young worker and a $1,000 for retaining that worker for six months.

Additionally, if workers are hired through Youth Job Connection, a separate program that recruits youth facing employment barriers, employers would receive retention payments of $1,000 after three months, with a further $1,000 payable after six months for each worker.

55

Chapter II: Creating Opportunities for Everyone

Increasing Competitiveness of Ontario’s Farmers

The edible horticulture sector is facing significant challenges adapting to the changing business environment and continues to compete as price-takers in the global market. To help this important sector, the government will invest $60 million in focused supports for producers of locally grown fruits and vegetables, and other edible horticultural products. Eligible producers will receive payments for two years based on eligible net sales.

Supporting Small Business Growth

Investing in Main Street to Create Opportunities for Small Businesses

Small businesses in downtowns and main street areas often struggle to compete with large business establishments and experience other challenges such as e-commerce. Healthy and vibrant main streets can benefit businesses and property owners, as well as residents and community organizations. The Province is moving forward with an additional investment of $40 million for an enhancement fund to strengthen communities’ promotional planning and implementation activities, as well as providing direct business support for capital improvements, enhanced digital capabilities and improvements to energy efficiencies.

Increasing Access to Capital to Help Small Businesses Invest

Improved access to financing can be crucial in helping small businesses grow. New technologies in financial services (FinTech) can provide small business better access to capital and lower financing costs. In order to gain access to capital, some FinTech providers are looking to enter into strategic partnerships with institutional lenders and governments. The Province is investing $8 million in a pilot program to help small businesses access financing by enabling partnerships between FinTech firms and institutional lenders.

See the section Embracing Financial Technology later in this chapter for more details on the government’s efforts to position Ontario as a leader in FinTech.

56

Chapter II: Creating Opportunities for Everyone

Making It Easier to Access Government Services and Supports

Small businesses want to be focused on running and growing their business. To make it easier for them, the Province is launching the Small Business Access Service, a “one-window service” that will provide resources online and over the phone to make it easier for small businesses to interact with the government and get the supports they need. The government has partnered with the Ontario Chamber of Commerce and is working with small businesses to promote awareness of this new dedicated service.

Designating Procurement Opportunities for Small Businesses

The Ontario government procures a wide range of goods and services. Providing fairer access to procurement opportunities could be critical in helping small businesses grow. As announced last month, Ontario will designate 33 per cent of its procurement spending to small and medium-sized businesses by 2020, which will be supported by initiatives to improve the process, making it easier for businesses to submit bids. The Province is also exploring options to eliminate or reimburse the fees businesses pay when doing business with the government through the Ontario Tenders Portal, and the Registry, Appraisal and Qualification System for road maintenance.

Reducing Red Tape for Small Businesses

Many small businesses are challenged by changing business requirements and interacting with the government services available to support them. Since 2011, the government has already taken significant steps to save businesses a total of $152 million by eliminating regulatory duplication, lessening compliance burdens and shortening response times. In addition, Ontario has passed the Cutting Unnecessary Red Tape Act, 2017. Ontario will implement the following additional initiatives to help businesses access programs and achieve regulatory compliance.

Improving Inspections for Businesses with Good Compliance Records

Compliant businesses often experience the same level of inspections as those that are non-compliant. The Province is improving the data analytics it uses to target government inspection programs, and reduce inspections for consistently compliant businesses. This means businesses will save on the costs to prepare for inspections, and inspections that do occur will be more efficient, saving time for businesses as well.

57

Chapter II: Creating Opportunities for Everyone

Making Inspections More Efficient for Bars and Restaurants

The Province is developing a Coordinated Inspection Pilot for the restaurants and bars sector. Under this approach, regulators will share data and information on critical compliance issues, as well as compliance best practices. This will help focus inspections on non-compliant businesses, while reducing inspections for compliant businesses in the sector. Sharing best practices will help businesses make changes to reduce their compliance costs and allow for quicker, more effective inspections.

Providing More Flexibility to Meet Government Requirements

Prescriptive regulations can deter innovation by businesses and hinder their focus on operations. The Province will explore new provisions that allow businesses to comply with regulatory requirements if they have an alternate approach that meets or exceeds the requirements.

Modernizing Apprenticeships for Small Businesses

The Province recognizes the challenges that many small businesses face in attracting and retaining talent, and is proposing targeted, significant steps in order to support their workforce investments by:

➤	Adding five service-sector trades to the eligibility list for the new Graduated Apprenticeship Grant for Employers: Hairstylist, Cook, Horticultural Technician, Baker/Patissier, and Appliance Service Technician; and

➤	Supporting multiple employers to pool together and form consortia to hire, register and train their apprentices for skilled trades.

For more information on the Graduated Apprenticeship Grant for Employers, please see the Investing in People’s Talents and Skills section later in this chapter.

58

Chapter II: Creating Opportunities for Everyone

Building on Existing Initiatives Supporting Small Business

Ontario’s new investments and the recent measures outlined previously build on a number of existing initiatives that support small business growth and lower their costs. Many business support programs — including elements of the more than $650 million in investments in the Business Growth Initiative, which was introduced in the 2016 Ontario Budget and enhanced in the 2017 Ontario Budget — focus on helping small businesses grow. The Province also recently released its Global Trade Strategy with programs that will help Ontario businesses increase and diversify exports.

TABLE 2.1	Examples of Recent Initiatives Supporting Ontario Small Businesses

Business Support	Trade Enhancement
ScaleUP Ventures Fund	Ontario’s Global Trade Strategy, Seizing Global Opportunities
Small Business Innovation Challenge	Magnet Export Business Portal
Scale-Up Voucher Program	Accelerate to International Markets Program
Cleantech Equity Fund

59

Chapter II: Creating Opportunities for Everyone

Supporting Ontario’s Dynamic and Competitive Business Environment

Ontario offers a dynamic and competitive environment in which businesses can thrive. Despite this, opportunities to scale up are limited by the ability to access talent, markets and risk capital. Businesses are also confronting rapid technological changes that can affect their success and they want a more efficient regulatory environment in which to do business.

The Business Growth Initiative is the government’s five-year strategy to invest more than $650 million to address these challenges and further improve Ontario’s global competitiveness, focusing on three priority areas:

➤	Scaling up Ontario firms;

➤	Creating a more innovative economy; and

➤	Lowering the cost of business by cutting red tape.

Early Successes of Scale-Ups in Ontario

To help companies scale into globally competitive firms, Ontario created the Scale-Up Voucher Program, the Small Business Innovation Challenge, and access to capital programs like the Investment Accelerator Fund. These programs are helping Ontario’s scale-ups succeed.

➤	BioConnect has developed leading biometric technology enabling businesses to securely and conveniently control access to their data systems that have traditionally been secured through usernames and passwords. Ontario’s Scale-Up Voucher Program will help expand BioConnect’s sales presence in foreign markets.

➤	IDENTOS is a high-tech security and mobile encryption firm. Participating in the Small Business Innovation Challenge has enabled IDENTOS to further develop its existing products and advance its hiring plan, effectively allowing the company to double in size.

60

Chapter II: Creating Opportunities for Everyone

➤	Lending Loop, a company receiving funding from the MaRS Investment Accelerator Fund, offers an online peer-to-peer platform that allows ordinary Canadians to control how they invest. By using technology to efficiently connect many lenders and borrowers, this Ontario firm focuses on affordable loans to small businesses, targeting a community that often struggles to finance growth projects.

Promoting Innovation through Transformational Technologies

Ontario is home to a highly educated workforce and world-class research institutions, which have contributed to many cutting-edge technologies being invented here. To maintain Ontario’s position as a technology and innovation leader, the Province is investing in the development of transformational technologies. These investments will better position Ontario businesses to compete on the global stage and remain at the forefront of their respective industries, creating jobs and economic prosperity across the province.

Ontario’s Investments in Artificial Intelligence and the Vector Institute

In the 2017 Budget, the Province announced an investment of $50 million in the Vector Institute for Artificial Intelligence to ensure Ontario businesses stay in the vanguard of this dynamic technology. Through the development of artificial intelligence (AI), Ontario research labs and companies are creating opportunities to improve lives through the delivery of health care, education and transportation. Since launching, the Institute has attracted some of the brightest minds in AI and is encouraging Ontario-trained scientists to remain in the province. Additionally, the Institute has attracted more than $85 million in investments from over 30 companies.

61

Chapter II: Creating Opportunities for Everyone

Graduating More Highly Skilled Students for Innovative Companies

With one of the world’s most talented, diverse workforces, Ontario is widely considered a strong contender for Amazon’s second global headquarters. In order to attract Amazon and keep building an environment where the “next Amazon” can be created, the government plans to further invest in its education system to create a competitive and highly skilled talent pool for all companies looking to grow. These plans include boosting the number of graduates in science, technology, engineering and mathematics (STEM) by 25 per cent. In addition, the province is investing $30 million in the Vector Institute to graduate 1,000 applied masters students in artificial-intelligence-related fields per year. All this will be done within five years. The Province is proceeding with this plan regardless of where Amazon chooses to grow, as these are steps that are helping businesses create the good jobs of tomorrow, right here in Ontario.

Transforming Health Care through Artificial Intelligence

Ontario will invest up to $10 million to create a Centre of Excellence in Health Care Artificial Intelligence in Niagara. With this investment, the Province will showcase AI technology, benefiting regional economic activity in Niagara. As part of this initiative, this Centre of Excellence will engage partners, including the Vector Institute, other area hospitals and health technology companies on using AI to improve health outcomes for patients.

Advancing Ontario’s Investment into Connected and Autonomous Vehicles

Technological advances in the field of connected and autonomous vehicles (C/AV) has the potential to improve road safety and fuel efficiency, minimize driver distraction, and reduce traffic congestion and greenhouse gas emissions. Ontario is investing $80 million over five years to launch the Autonomous Vehicle Innovation Network (AVIN), which will bring together industry and academia to capitalize on the economic opportunities of C/AV, while developing the emerging technology and infrastructure. Ontario’s investment will support industry-led C/AV R&D projects and create sites to develop, test and validate this new technology as well as attract and grow talent.

62

Chapter II: Creating Opportunities for Everyone

The AVIN, delivered in partnership with the Ontario Centres of Excellence, includes a:

➤	Demonstration Zone in Stratford where researchers can hone and test C/AV technology in a wide range of everyday, real-life traffic scenarios;

➤	Research and Development Partnership Fund, to foster collaboration among automakers, technology leaders, and Ontario-based small and medium-sized enterprises to develop and commercialize C/AV technologies. Collaborations may also involve post-secondary institutions and municipalities;

➤	Talent Development Program, to support internships and fellowships for students and recent graduates with Ontario companies advancing C/AV technologies; and

➤	Central Hub, a new online destination and specialized team to act as a focal point to conduct research, share information, build connections and raise awareness among industry, research institutions and other interested C/AV stakeholders.

Creating Innovative Neighbourhoods — Quayside, Toronto

Waterfront Toronto is a tri-government organization, accountable to the governments of Ontario, Canada and the City of Toronto. In October 2017, Waterfront Toronto announced that it has selected Sidewalk Labs, a division of Alphabet Inc., as an innovation and funding partner for the development of Toronto’s Eastern Waterfront. The company will invest over $60 million throughout the initial phase of the project to undertake consultations and planning, and to create a blueprint for developing the new Quayside neighbourhood and potentially the entire eastern waterfront. Through this effort, innovations in urban planning and digital technology will be used to benefit people, companies, startups, researchers and community organizations.

63

Chapter II: Creating Opportunities for Everyone

Reducing Administrative Costs in the WSIB System

Since 2016, the Workplace Safety and Insurance Board (WSIB) has been taking measures to reduce its costs and manage premiums. In addition, the government asked the WSIB to negotiate changes to its pension plan to improve its sustainability and affordability. In response, the WSIB and the Ontario Compensation Employees Union (OCEU) have agreed to convert the pension plan to a jointly sponsored pension plan (JSPP). This change would mean equal sharing of costs and risks between the employer and employees, and joint governance, including decision-making on benefit changes, while protecting those benefits already earned.

The conversion of the pension plan to a JSPP will require the consent of all types of members entitled to benefits under the plan, and the approval of the Superintendent of Financial Services. If the conversion takes place and a request is made by the newly established plan, the government intends to name it in a regulation as exempt from solvency funding requirements, consistent with other broader public-sector solvency-exempt JSPPs. Through this change, the WSIB could potentially save an estimated $340 million over 25 years, starting in 2019.

64

Chapter II: Creating Opportunities for Everyone

Supporting Investments that Create Jobs

Jobs and Prosperity Fund

To attract and support business investment in Ontario, the Province launched the Jobs and Prosperity Fund, a 10-year $2.7 billion fund. Since 2015, the fund has supported businesses in creating and retaining 25,000 jobs, leveraging business investments of $3.3 billion.

TABLE 2.2 Examples of Recent Strategic Investments through the Jobs and Prosperity Fund

Company	Investment	Job Impact	Sector
Cyclone Manufacturing Inc. (Mississauga)	Up to $5.2 million	686 jobs created and retained	Aerospace manufacturing
Conestoga Meat Packers Ltd. (Breslau)	Up to $5.3 million	170 jobs created and retained	Food processing
Legend 3D, Inc. (Toronto)	Up to $3.1 million	551 jobs created and retained	Film and television
Polycorp Ltd. (Elora)	Up to $2.5 million	172 jobs created and retained	Engineered rubber product manufacturing
Sofina Foods Inc. (Mitchell/Dublin)	Up to $5.3 million	160 jobs created and retained	Food processing

Regional Economic Development

While Ontario’s economy continues to expand, some regions are not feeling the full benefits of growth. Ontario’s regional economic development funds help support investment and job creation across the province, allowing businesses to hire new employees, increase innovation and make their operations more efficient.

Since 2013, the Southwestern Ontario Development Fund, Eastern Ontario Development Fund, Northern Ontario Heritage Fund Corporation, and Indigenous Economic Development Fund have helped to create and retain more than 63,000 jobs and attract more than $4.4 billion in investment.

65

Chapter II: Creating Opportunities for Everyone

TABLE 2.3 Examples of Recent Regional Development Investments

Company	Investment	Job Impact	Region
Avalon Advanced Materials Inc.	$500,000	14 jobs created and retained	Supporting mining innovation in Kenora through the Northern Ontario Heritage Fund Corporation.
Crinan Cliff Farms	$200,000	4 direct jobs and 60 indirect jobs created and retained	Supporting Indigenous agriculture development in Dutton through the Indigenous Economic Development Fund.
Kawartha Dairy Limited	$311,200	125 jobs created and retained	Supporting a new state-of-the-art refrigeration facility in Bobcaygeon through the Eastern Ontario Development Fund.
KSR International Co.	$676,600	647 jobs created and retained	Supporting an expansion in production capabilities in the auto parts sector in Ridgetown through the Southwestern Ontario Development Fund.

66

Chapter II: Creating Opportunities for Everyone

Embracing Financial Technology (FinTech)

Ontario’s financial services and the information and communications technology (ICT) sectors are thriving, establishing Ontario as a global FinTech hub. This contributes to greater economic growth and increased job creation across several sectors in the province.

Financial technology companies are businesses that leverage technology to improve the provision of financial services and offer new options for both consumers and businesses. Their businesses span multiple industries related to financial services, including banking, insurance and lending platforms.

In the 2017 IFZ Global FinTech Rankings, Toronto ranked fourth among the world’s most attractive centres for entrepreneurship, innovation and FinTech.

FinTech companies may face difficulties navigating regulatory requirements and accessing important resources which could prove to be significant impediments to developing or growing their businesses. The government is developing a strategy to position Ontario as a leader in FinTech.

This new strategy intends to help FinTech companies address these challenges, ensuring that entrepreneurs looking to start and grow FinTech businesses in Ontario have the support needed to successfully launch their products or services in a way that fully complies with Ontario’s financial services regulations, which have a high standard of consumer protection.

67

Chapter II: Creating Opportunities for Everyone

As a first phase of the FinTech strategy, the Ontario government is moving forward with two key initiatives:

➤    The Regulatory Super Sandbox will help FinTech businesses test innovative products, services, business models and delivery mechanisms in the real market with real consumers on a time-limited and small-scale basis, while working with multiple regulators; and

A regulatory sandbox is a regulatory mechanism designed to bring innovative financial products and services to market more quickly, while ensuring customer protection.

➤	The Ontario FinTech Accelerator Office will strive to work with both provincial and federal partners to help firms navigate multiple regulatory frameworks and provide support on matters of business formation and growth.

68

Chapter II: Creating Opportunities for Everyone

Investing in People’s Talents and Skills

As the global economy becomes more competitive and technology-driven, Ontario continues to invest in its most valuable resource — its people. Through the Highly Skilled Workforce Strategy, the Province is making far-reaching changes to help the people of Ontario develop the skills they need to participate and thrive in the economy of today and tomorrow.

Implementing the Highly Skilled Workforce Strategy

Ontario is implementing an integrated Highly Skilled Workforce Strategy to bridge education, training and skills development with the demands of an evolving economy.

Boosting On-the-Job Learning Opportunities

Mitacs Accelerate is one of Canada’s premiere research internship programs, connecting partner companies with over 50 research-based universities through graduate students and postdoctoral fellows, who apply their specialized expertise to business challenges.

Nearly half of Accelerate interns currently working in the private sector were hired by their partner companies.

Ontario’s world-class education system provides students with the skills and training needed to be successful. However, graduates often face challenges landing their first job due to a lack of work-related experience. Recent studies have highlighted how experiential learning can contribute to career readiness.1 The Province is working to close the career readiness gap by connecting students and recent graduates to the workforce through the Career Kick-Start Strategy. The Province is moving forward on key parts of this strategy, including:

➤	Renewing support for over 3,000 internships for postsecondary students through Mitacs Accelerate program and 420 internships and fellowships delivered by the Ontario Centres of Excellence TalentEdge program;

[1]	RBC, “Addressing the Catch 22: RBC Career Launch Applicants Recommendations for Improving School-to-Work Transitions,” (2017).

69

Chapter II: Creating Opportunities for Everyone

➤	Expanding the Specialist High Skills Major (SHSM) program to introduce 17,000 more students, over the next three years, to career options while obtaining their high school diploma; and

➤	Launching the Career Ready Fund to help postsecondary institutions and employers create more experiential learning opportunities for students and recent graduates.

Promoting Lifelong Learning and Skills Training

As the economy and labour market become more technology- and knowledge-based, new skills are required. For example, between 13 and 22 per cent of working-age adults in Ontario have difficulty with common life skills such as working with a computer, reading instructions or understanding calculations.2

The Province is making a historic investment in adult education and essential skills through its Lifelong Learning and Skills Plan. Starting this year and over the next three years, Ontario will provide 80,000 more adult learners with the opportunity to develop essential literacy, math and digital skills. This new investment will help more people get the training and skills they need to pursue their employment and educational goals in a changing economy.

Beginning this fall, more adult learners will also be able to access dual credit programs, providing them with exposure to the college environment, while allowing them to get a head start on learning and training for their future careers. Adult learners will now have the opportunity to complete college courses in a range of disciplines, including welding, art and design, entrepreneurship, and health and wellness, with credits counting towards their Ontario Secondary School Diploma.

Making Postsecondary Education More Accessible

The government is enhancing the postsecondary education and training system to make it more accessible and better able to prepare students to succeed in meeting the demands of a changing economy. It is important that everyone who wishes to pursue higher learning is able to do so in a way that is affordable. For this reason, Ontario is reducing financial barriers for students from low- and middle-income families so that they can pursue postsecondary education.

[2]	Skills in Canada: First Results from the Programme for the International Assessment of Adult Competencies (PIAAC), Statistics Canada (2013).

70

Chapter II: Creating Opportunities for Everyone

Rolling Out a New Ontario Student Assistance Program (OSAP)

Enhancing opportunities for postsecondary education will help students improve their employment prospects in a knowledge-based economy. This school year, 210,000 college and university students will receive free tuition.

As of September 2017, mature students can access the same full suite of OSAP supports as younger students. Students with children are eligible to receive more OSAP funding for educational and living costs, making it easier for people to balance raising children with attending college or university.

To further improve student assistance, the government will work with universities and colleges to better streamline student aid by implementing net tuition billing, which means a student will be billed only what they actually owe once OSAP grants and loans and institutional aid are taken into account.

Providing Free Online Textbooks

The annual cost of textbooks for undergraduate students at Ontario postsecondary institutions ranges from $750 to $1,500. Ontario is helping students with their college and university education costs by providing free online textbooks.

Ontario is investing $1 million in the Ontario Open Textbooks Initiative, a partnership with eCampusOntario that will develop and provide free and low-cost digital textbooks for students. The initiative focuses on content in areas that will result in the most significant impact and cost savings for students, including high-enrolment first-year courses.

Recognizing Indigenous Institutes

The government intends to introduce legislation to recognize a new pathway for Indigenous students to earn a diploma, certificate or degree. The proposed legislation recognizes that Indigenous Institutes play a unique role in Ontario’s postsecondary education system by providing accessible education and training to Indigenous students in culturally responsive learning environments. The proposed legislation also supports Indigenous Institutes as a complementary pillar to Ontario’s postsecondary education system — alongside the Province’s 45 publicly funded colleges and universities.

71

Chapter II: Creating Opportunities for Everyone

Recognizing Indigenous Institutes builds on the Province’s historic $56 million investment in Indigenous learners, announced in the 2017 Budget, as an important part of a thriving postsecondary system and a key step towards reconciliation with Indigenous peoples in Ontario.

Creating a New French-Language University

Learners across Ontario can currently study in French from early years through postsecondary education; however, more postsecondary education options are needed. The government is proposing to introduce legislation that would create a new French-language university to provide French learners more opportunities to pursue postsecondary studies in French.

Modernizing Apprenticeship

This year, the Province undertook an engagement process with stakeholders and partners to examine ways to modernize Ontario’s apprenticeship system. The modernization has three key goals: improving completion rates of apprentices; creating clearer pathways for apprenticeship; and increasing opportunities for apprentices in underrepresented groups, including women, Indigenous peoples, francophones, people with disabilities, newcomers and visible minorities.

Ontario is developing a new apprenticeship strategy to ensure that seamless pathways and the right supports are offered for apprentices, employers and training delivery agents. These supports will ensure that both workers and employers have the skills and talent needed to meet future labour market demand, are prepared to make use of new and emerging technologies, and have the competencies required for success on the job.

Implementing a Graduated Apprenticeship Grant for Employers

Based on the results of the recent engagement with stakeholders, the government is proposing to transform the existing Apprenticeship Training Tax Credit (ATTC) into a new Graduated Apprenticeship Grant for Employers (GAGE).

72

Chapter II: Creating Opportunities for Everyone

The GAGE is designed to encourage employers to ensure apprentices complete their training programs by providing the following employer grants:

➤	$2,500 upon the apprentice’s completion of level one and again at level two;

➤	$3,500 upon the apprentice’s completion of level three and again at level four; and

➤	$4,700 upon the apprentice’s attainment of certification (either through a certificate of apprenticeship or certificate of qualification if applicable).

To encourage increased apprenticeship opportunities for underrepresented groups such as women, Indigenous peoples, francophones, people with disabilities, newcomers and visible minorities, the GAGE would provide a $500 bonus to each grant level described above when the apprentice belongs to an underrepresented group.

The GAGE would be available to all 125 trades that are currently eligible for the existing ATTC, plus an additional five Red Seal service sector trades:

➤	Hairstylist;

➤	Cook;

➤	Horticultural/Landscape Technician;

➤	Baker/Patissier; and

➤	Appliance Service Technician.

Employers with eligible apprentices (as described above) who have registered their apprenticeship program with the Ontario College of Trades after November 14, 2017 would be eligible for the new GAGE support.

See Chapter V, Section A: Business Taxation for more details of the proposed ATTC changes.

73

Chapter II: Creating Opportunities for Everyone

Breaking Down Employment Barriers for People with Disabilities

Less than half of the people with disabilities in Ontario are employed, compared to over 70 per cent of people not living with disabilities. That is why the government launched Access Talent: Ontario’s Employment Strategy for People with Disabilities to help increase employment opportunities for people with disabilities and connect businesses to talent.

Working with disability organizations, service providers, the private sector and broader public-sector partners, the government has made progress implementing the strategy by:

➤	Supporting the Ontario Disability Employment Network by working with the Canadian National Exhibition to hire people with disabilities to fill up to one in five of its summer jobs;

➤	Providing funding to the University of Waterloo to create tools and resources to help ensure that students with disabilities have a more inclusive co-op experience; and

➤	Launching the Discover Ability Network in September 2017, connecting people with disabilities seeking employment directly with Ontario businesses through an online portal.

Helping New Canadians Find Employment

Over the past decade, more than one million newcomers have come to Ontario. Ontario recognizes that it is critical to ensure everyone is able to participate fully in today’s economy.

That is why Ontario is investing over $110 million in newcomer and refugee supports, including language training, settlement and employment programs, and is working with the federal government to facilitate greater access to talent for businesses.

Since the 2017 Budget, Ontario has initiated changes to the Ontario Immigrant Nominee Program to make it easier and faster for employers to recruit and retain highly skilled immigrants.

74

Chapter II: Creating Opportunities for Everyone

Supporting Vulnerable Newcomers

Currently, over 65 million people worldwide have been forcibly displaced from their homes.3 In recent years, communities across the province welcomed refugees at an unprecedented level, with about 20,000 resettled refugees from across the world settling in Ontario last year. The Province is investing more than $25 million over two years to enhance services in Ontario’s communities for refugees and vulnerable newcomers.

[3]	The UN Refugee Agency, “Figures at a Glance,” http://www.unhcr.org/figures-at-a-glance.html

75

Chapter II: Creating Opportunities for Everyone

Championing Women’s Empowerment

Empowering women to be active participants in the economy is critical to achieving full equality. Ontario is taking steps to support women’s increased workforce participation and economic empowerment by:

➤	Working to close the gender wage gap through the Gender Wage Gap strategy that is being informed by a working group focused on key issues like shared parental leave and a review of pay equity;

➤	Encouraging gender diversity on boards through its Women in Corporate Leadership initiative and gender diversity targets for both government appointees and private-sector boards of directors to encourage greater representation of women in public and private sector leadership roles;

➤	Increasing fairness for women by introducing leave of absence provisions to provide women with up to 17 weeks’ leave without the fear of losing their jobs when they or their children have experienced or are threatened with domestic or sexual violence (for more information on government initiatives related to women’s safety and security, see Chapter I: Building Fairness for Ontario Families);

➤	Improving access to affordable high-quality child care, an essential part of increasing women’s labour force participation and economic empowerment; and

➤	Helping more than 1,700 low-income women gain entrepreneurship and financial literacy training through the government’s micro-lending program.

The government is also developing a broader Women’s Economic Empowerment Strategy, having engaged with people across Ontario focusing on four key areas: empowering youth, promoting economic opportunities, encouraging leadership and shifting social attitudes.

76

Chapter II: Creating Opportunities for Everyone

Expanding International Trade

Nearly one in five Canadian jobs is directly linked to exports.4 Trade leads to new opportunities and revenue for businesses in global markets. Thousands of companies across the province are exporting to global markets successfully, enabling them to create high-quality jobs in the province.

Global Trade Strategy

On October 19, the Province announced Ontario’s Global Trade Strategy, Seizing Global Opportunities, which sets out the government’s key priority areas to increase international trade performance over the next five years. Building on the 2017 Budget commitment, this new strategy will continue to grow and diversify the province’s international trade, benefiting further from an expanding global economy.

The strategy will stimulate economic growth and create jobs by focusing on the following areas:

➤	Leveraging Ontario’s international trade and investment assets and diversifying trade markets, products and services. The strategy will support Ontario’s small and medium-sized enterprises in exporting, and help them reach new markets by leading trade missions.

➤	Leading through coordinating, convening and connecting with new technologies, such as the Magnet Export Business Portal. This new web portal will make it easier for businesses to navigate government services through one-window access to information and programs.

➤	Reinforcing Ontario’s mandate to work with the federal government to ensure that free trade agreements and trade policies reflect and protect the interests of Ontario’s businesses and workers.

➤	Driving better intelligence for stronger trade outcomes using improved data analytics to inform decision-making on key trade issues.

➤	Conducting in-depth regional and sector analyses and applying in-market strategies to ensure Ontario capitalizes on its economic strengths and global opportunities.

[4]	Statistics Canada and Ontario Ministry of International Trade.

77

Chapter II: Creating Opportunities for Everyone

➤	Building stronger networks and infrastructure by capitalizing on technologies and innovation to increase trade diversification.

➤	Strengthening global relations to increase Ontario’s international presence and driving economic benefits by leveraging Ontario’s global talent networks.

To continue promoting Ontario as a destination for investment and trade, and to build new global business opportunities, the government delivers trade missions to create and strengthen partnerships and promote Ontario as a key centre for investment and innovation. This fall, the Premier will lead a trade mission to China and Vietnam with Ontario businesses to showcase their products and services on the international stage and open doors to new sales and partnership opportunities.

North American Free Trade Agreement (NAFTA) Renegotiation

On average, $1 billion in goods are traded between Ontario and the United States every day. In 2016, Ontario’s economy accounted for more than half of goods traded between Canada and the United States and more than two-thirds of goods traded between Canada and Mexico. In 2016, trilateral trade among Canada, the United States and Mexico reached $1.6 trillion.

Ontario’s number one trade priority is creating jobs and growing the economy to ensure the continued prosperity of the province. The government will continue to work collaboratively with the federal government, other provinces, local business and allies in the United States to advance Ontario’s economic interests and the rights of workers. The Province will continue to protect its interests in the face of uncertainty. See Chapter IV: Working with Our Partners for more details.

78

Chapter II: Creating Opportunities for Everyone

Promoting Trade with States and Provinces

Great Lakes-St. Lawrence Region

Ontario is also committed to providing leadership in strengthening trade subnationally to benefit Ontario workers and businesses. The Great Lakes-St. Lawrence region is an important strategic subnational region for the province. The significant movement of goods and services makes the region a powerful cluster that enjoys a competitive advantage globally. Ontario’s trade in goods with partners in this region was worth $200 billion in 2015.5 Ontario will continue to promote collaboration with its Great Lakes partners to support good jobs and growth and to help the region become a world-class hub, benefiting from its highly integrated supply chains.

[5]	Ivey Business School, University of Western Ontario, Lawrence National Centre for Policy and Management, “We Make Things Together: Potential Impact of Changes to NAFTA on the Great Lakes Region,” (2017).

79

Chapter II: Creating Opportunities for Everyone

On October 20, Premier Kathleen Wynne and Michigan Governor Rick Snyder co-hosted the 2017 Leadership Summit of the Great Lakes and St. Lawrence Governors and Premiers. Coming out of the summit, the Governors and Premiers announced a series of actions to grow the region’s economy, including:

➤	Creating an ambitious initiative to make the region a worldwide centre for the development and deployment of connected and autonomous transportation, including ships; and

➤	Opening export promotion offices in the Middle East, Southeast Asia and Korea, as well as initiating three joint missions for regional business leaders.

80

Chapter II: Creating Opportunities for Everyone

Building Tomorrow’s Infrastructure Today

Public infrastructure investments such as roads, bridges, public transit, hospitals and schools are essential to providing the people and businesses of Ontario with mobility and convenient access to the services they need. The Province is investing about $190 billion in public infrastructure over 13 years starting in 2014–15, for priority projects. These investments are expected to support 125,000 jobs, on average, each year during the construction phase of the government’s infrastructure plan.

This fall, Ontario will release a long-term infrastructure plan that lays out the Province’s infrastructure vision for the next decade, while demonstrating how strategic capital investments can have a positive impact on productivity, growth and service delivery across Ontario.

See Chapter I: Building Fairness for Ontario Families for more details on investments in health and education infrastructure.

Benefits of Infrastructure Investments

Public infrastructure investments drive economic growth. In the medium term, the economy and society will benefit from new schools and hospitals, as well as improved roads and public transit, which move goods to market faster and shorten commute times. In the longer term, these investments will support a more productive economy, stimulating competitiveness and attracting the business investment and talent needed for economic prosperity. A study by the Centre for Spatial Economics finds that, over the long term, real GDP in Ontario rises up to $6 on average per dollar of public infrastructure spending.

81

Chapter II: Creating Opportunities for Everyone

Trillium Trust

The government will allocate up to $400 million this year from the Trillium Trust to support investments in public transit, transportation and other priority infrastructure projects, based on planned expenditures in the 2017 Budget. This builds on last year’s allocation of $262 million to support key investments across the province, such as GO Regional Express Rail, Hurontario Light Rail Transit, the Ontario Community Infrastructure Fund and the Small Communities Fund.

TABLE 2.4 2016–17 Infrastructure Investments Supported by the Trillium Trust
Project	2016–17 Trillium Trust Allocation

GO Regional Express Rail	$115 million
Hurontario Light Rail Transit	$8 million

Ontario Community Infrastructure Fund	$83 million
Small Communities Fund	$21 million

Other Priority Projects	$35 million

Improving Transportation Options in Ontario

The Province is managing congestion, connecting communities and providing people with more travel options by investing in regional and municipal public transit and transportation across Ontario. These investments help communities meet local infrastructure needs, support economic development and expand commuter choice across the province.

82

Chapter II: Creating Opportunities for Everyone

Lowering the Cost of Commuting: Fare Integration

Ontario is lowering the cost of commuting for people in the Greater Toronto and Hamilton Area by introducing a fare discount for PRESTO card users who transfer between GO Transit or the Union Pearson Express (UP Express) and the Toronto Transit Commission (TTC), in both directions.

Adult, senior and student/youth TTC riders will pay a TTC fare of just $1.50 when they use a PRESTO card to transfer to or from GO Transit or the UP Express. The discount will launch in January 2018.

For people whose regular commute includes GO/UP Express-TTC transfers, this step towards regional fare integration and more affordable transit options will save about $720 per year.

Expanding Transit through GO Regional Express Rail

The Province is moving forward with the implementation of GO Regional Express Rail (RER) in the Greater Toronto and Hamilton Area, one of the largest transit infrastructure investments in North America.

GO RER is a plan to provide faster and more frequent service on the GO rail network, with electrification on core segments. Weekly trips across the network will grow from about 1,500 to nearly 6,000 by 2024–25. Service will be provided at up to 15-minute frequencies in both directions during weekdays and evenings, and on weekends.

83

Chapter II: Creating Opportunities for Everyone

Early works in support of GO RER and service improvements are underway on various GO corridors, as Ontario transforms GO from a commuter transit system to a regional rapid transit system. For example, Ontario is making it easier and more convenient for commuters and families to take public transit in Durham Region with the opening of a new passenger building at the Oshawa GO Station.

An Example of the Benefit of Regional Express Rail

As of June 2017, new train trips on the Stouffville line have been added during the mid-day and evening periods. In total, there are 17 additional train trips per day along the line from Monday to Friday, boosting the total number of weekly trips from 85 to 170. This means a more reliable and comfortable commute for passengers, and less time sitting in traffic.

By 2025, commuting on the Stouffville line will get even easier. There will be more trips weekdays and on weekends in both directions, with electrified trains running every 15 minutes between Unionville GO Station and Union Station. This means that commuters can use transit for leisure too — on the weekend for sporting events and concerts, and even for shorter trips closer to home.

The GO Transit system, strengthened by the Province’s investment in GO RER, is also the foundation for the SmartTrack project in the City of Toronto.

Making Progress across the Province

Major transit investments and highway infrastructure projects are underway to improve mobility and connectivity across the province.

Northern Ontario:

➤	Supporting First Nations in the Ring of Fire region to plan and construct all-season roads that connect their communities to the provincial highway network. This is part of the government’s commitment to invest in Ring of Fire infrastructure to create jobs and improve quality of life for people in the north.

➤	Investing in the Northern Highway Program. Four-laning work continues on stretches of Highways 11/17 and 69.

84

Chapter II: Creating Opportunities for Everyone

Eastern Ontario:

➤	Investing in the Rideau Canal Crossing, a multi-use pedestrian and cyclist bridge in Ottawa. Construction started this fall.

➤	Investing in the Third Crossing, a new bridge over the Cataraqui River in Kingston, to provide an alternate route for commuters and future opportunities for pedestrians and cyclists with a multi-use trail.

➤	Supporting Stages 1 and 2 of the Ottawa Light Rail Transit (LRT) project, including a spur from the Trillium Line to Ottawa Macdonald-Cartier International Airport and an extension of the Confederation Line to Trim Road in Orléans.

Central Ontario:

➤	Ongoing network improvements to support implementation of GO RER, such as the Highway 401 Rail Tunnel project on the Kitchener corridor.

➤	Construction is progressing on regional rapid transit projects, including the Eglinton Crosstown LRT, Mississauga Transitway, York Viva Bus Rapid Transit, and Waterloo Rapid Transit projects.

➤	Opening of the Toronto-York Spadina Subway Extension, scheduled for December 2017, will provide subway service across regional boundaries in the province for the first time and support student travel to York University.

➤	Starting on the next phase of design work to upgrade the Hanlon Expressway in Guelph to improve commute times.

➤	Continuing with construction of Phase 2 of Highway 407 East and on stretches of Highways 427 and 410.

➤	Opening a new pedestrian bridge to improve access for commuters using the Ajax GO Station.

85

Chapter II: Creating Opportunities for Everyone

Moving Ahead on High-Speed Rail

As announced October 23, 2017, Ontario is pushing forward with plans to bring high-speed rail (HSR) to the Toronto-Windsor corridor by establishing a HSR Planning Advisory Board to provide strategic support on the landmark project. High-speed rail service will slash people’s travel times, providing a faster, greener travel option that will create new opportunities for workers, businesses and other commuters.

Southwestern Ontario:

➤	Improvements along 12.4 kilometres of Highway 6 in the Township of Southgate and the Municipality of West Grey are now complete and will keep traffic moving.

➤	Investing in a new 3.5 kilometre off-road cycling and walking path in Tecumseh, connecting to existing major trails and making it easier to get around.

Improving Access to Public Spaces: Ontario’s Community Hubs

Community hubs provide a central access point for a range of health and social services, along with cultural, recreational and green spaces. A community hub can include a school, a neighbourhood centre, an early learning centre, a library or a community health centre.

Community Hubs in Action

Unison Health and Community Services — In partnership with Unison Health and Community Services, Toronto Public Health, and another dozen agencies, the Bathurst-Finch Hub provides a range of services to the North York community, including primary health care, diabetes education, counselling, dental care, legal aid, employment help, senior care and immigration settlement.

Kipling Acres — The City of Toronto’s Kipling Acres recently celebrated the successful completion of a two-phase redevelopment project under the Long-Term Care Home Renewal Strategy. The home includes an Adult Day Program, the Kipling Early Learning and Child Care Centre, and the West Acres Seniors’ Centre, offering wellness and recreation programs for seniors in the local community.

86

Chapter II: Creating Opportunities for Everyone

Being able to access multiple services under one roof can make everyday life easier for Ontario families. Through the Community Hubs Initiative, communities have spoken loudly and clearly about the importance of protecting public assets where there is demonstrated public need. The Province is intending to move forward with developing a Social Purpose Real Estate Strategy that embeds community and social needs into government decision-making on surplus properties and infrastructure planning.

87

Chapter II: Creating Opportunities for Everyone

Improving Energy Supports for Rural Communities

The government recognizes that for some rural communities growth has not been as strong as in other areas across the province. The government is improving access to additional energy choices and investing $100 million to expand access to natural gas to underserved areas of the province, including rural and northern Ontario and Indigenous communities.

The Fair Hydro Act, 2017 reduced electricity bills for eligible residential consumers, small businesses and farms. See Chapter I: Building Fairness for Ontario Families. People earning lower incomes and those living in eligible rural or remote communities are receiving even greater reductions, as much as 40 to 50 per cent. On-reserve First Nation residential customers of licensed distributors are getting a 100 per cent credit on the delivery line of their bills.

88

Chapter II: Creating Opportunities for Everyone

Expanding Broadband Access across the Province

To fully participate and compete in the digital economy, the people of Ontario need reliable, fast and affordable broadband Internet connectivity. The expansion of broadband will help businesses compete and allow people to access information from the comfort of their homes. Better and faster access to the Internet will provide social and economic benefit.

Since 2007, the Province has committed close to $310 million in broadband infrastructure investments in communities across Ontario. This means more communities will be able to utilize high-speed Internet connectivity.

TABLE 2.5 Broadband Infrastructure Investments across Ontario
Region	Description
Southern Ontario

Southwestern Integrated Fibre Technology network* — Delivering affordable fibre optic coverage to over 300 communities.

Rural Connections Broadband Program — Increased broadband infrastructure in rural southern Ontario.

Northern Ontario

Matawa First Nations* — An investment of up to $30 million to improve access to distance education, skills training and new business opportunities for five Matawa-member communities.

Broadband Expansion in Northwestern Ontario — Providing more communities in the north with access to broadband Internet service through the Northern Ontario Heritage Fund.

Northwestern Ontario Broadband Expansion Initiative* — An investment that brought a fibre optic network to Nishnawbe Aski Nation communities.

Eastern Ontario	Eastern Ontario Broadband Network* — Delivering high-speed, high-capacity Internet service to an estimated 95 per cent of the residents and businesses in Eastern Ontario.
* In addition, the Government of Canada has also committed funding to these Broadband Infrastructure projects.

Ontario has also committed an additional $180 million in programs to expand broadband services.

89

Chapter II: Creating Opportunities for Everyone

Advancing a Low-Carbon Economy

Ontario communities, homes and businesses are already facing the consequences of extreme weather events, including severe storms, flooding and heat waves. Ontario is determined to address such challenges and play a role in the global efforts to minimize risks from a changing climate. Tackling climate change requires new solutions, which will lead to new types of jobs in low-carbon sectors. To benefit from such opportunities, Ontario’s transition to a competitive and low-carbon economy is well underway. This shift is promoting economic growth and job creation by protecting the environment against further climate change.

Designing Ontario’s Carbon Market Going Forward

Certainty allows businesses to plan for long-term investments and protect jobs. In September 2017, Ontario, California and Quebec announced the linking of their carbon markets. Also in September, the Province moved forward with an important aspect of the future design of its carbon market, beginning with proposing a greenhouse gas (GHG) emissions cap for the period between 2021 and 2030. This cap would be set to decline at a constant annual rate in order to achieve Ontario’s 2030 emissions reduction target. It is expected that this rate of decline will be more gradual between 2021 and 2030 than during the current compliance period.

90

Chapter II: Creating Opportunities for Everyone

Reducing Compliance Costs

Independent economic analysis has shown that a linked cap-and-trade market is the most cost-effective way to achieve Ontario’s GHG reduction objectives.

TABLE 2.6 Carbon Pricing Scenarios — Economic Impacts of Achieving Ontario’s 2020 Emissions Reduction Target
	Ontario’s Approach	Carbon Tax
Household Energy Impact ($/month, 2016 dollars)	$13	$50
Carbon Price (($/tonne, 2016 dollars)	$18	$72
Net GHG Reduction	18.42 million tonnes	12.7 million tonnes

Note: The report “Overview of Macroeconomic and Household Impacts of Ontario’s Cap and Trade Program” by EnviroEconomics, Navius Research, and Dillon Consulting found that Ontario’s approach to emissions capping is the most cost-effective method of reducing emissions.

91

Chapter II: Creating Opportunities for Everyone

To improve market stability and access to additional lower cost emissions reduction opportunities, the Province has:

➤	Signed an agreement with Quebec and California to form the largest North American carbon market, enabling businesses to purchase lower cost emission allowances. The three jurisdictions are expected to hold their first joint auction in early 2018.

➤	Started working with Indigenous communities, stakeholders and partners in developing carbon offsets. The availability of carbon offsets jointly designed with Quebec will provide emitters with additional flexibility in meeting their compliance obligations.

Ontario’s carbon market program meets the national carbon pricing benchmark, since it achieves greater GHG reductions at lower cost for the province’s households and businesses.

Investing in a Low-Carbon Economy

Ontario’s carbon market program has had a successful start with strong interest from registered participants. The first three Ontario auctions this year have generated over $1.5 billion in proceeds, which is being invested responsibly and transparently in new programs as guided by the Province’s five-year Climate Change Action Plan.

Carbon Market Proceeds are Helping Families and Businesses

The proceeds from the auctions are being invested into programs that will help families, businesses and communities reduce GHG emissions and save money. In addition to those announced in the 2017 Budget, other initiatives to support families and businesses include:

➤	Launching the Green Ontario Fund, which has started delivering programs and rebates to help reduce energy costs in homes and businesses;

➤	Improving the lives of low-income and vulnerable tenants with upgrades to social housing buildings such as new energy-efficient heating, improved insulation, and window replacements;

➤	Procuring new electric school buses as part of a pilot designed to give students safe, clean transportation to and from school;

92

Chapter II: Creating Opportunities for Everyone

➤	Making it easier for cyclists to commute to and from work and school with the construction of new, secure bike storage lockers at GO Transit stations and carpool lots;

➤	Investing in retrofits to make schools more energy efficient;

➤	Helping unions, colleges and universities acquire new equipment and increase their capacity to train current and future workers in low-carbon building skills;

➤	Supporting municipal facilities like arenas, and making energy-efficiency upgrades to drinking water or wastewater treatment plants, to achieve long-term and cost-effective pollution reductions;

➤	Enabling researchers, entrepreneurs and companies to create and commercialize new, globally competitive low-carbon technologies; and

➤	Providing support for the adoption of innovative low-carbon technologies and fostering leading-edge technology development targeting GHG reductions for industry emitters.

Making it easier and more convenient for homeowners and businesses to reduce their carbon footprint and save money is part of Ontario’s plan to create jobs, grow the economy and help people in their everyday lives.

“Ontario’s investment in the Borden Gold Project will help deploy clean technologies in mining and drive economic growth in Northern Ontario. This project is the very first all-electric underground mine and will create more than 200 high-skilled jobs while reducing GHG emissions by 70% and improving the air quality for our workers.”

Brent Bergeron, Executive Vice President Sustainability and Corporate Affairs,

Goldcorp Inc.

93

Chapter II: Creating Opportunities for Everyone

94

CHAPTER III

ONTARIO'S ECONOMIC AND FISCAL STRENGTH

CHAPTER III
ontArio’S eConomiC And FiSCAl Strength

Section A: Economic and Fiscal Overview

Section A:	Economic and Fiscal Overview

Introduction

Ontario is delivering on its commitment to balance the budget in a fair and responsible way — a plan that was first introduced in the 2010 Budget.

Strategic investments have helped to stimulate the Ontario economy, which has continued to grow despite an uncertain global environment. Over the past three years, Ontario’s economy has grown faster than Canada’s and that of all other G7 countries. Exports are up, businesses are hiring more workers, and household incomes are rising. In fact, Ontario’s real gross domestic product (GDP) is now 21.3 per cent above its recessionary low. Ontario’s unemployment rate has also steadily declined since the recession, reaching 5.9 per cent in October 2017, and has been below the national average for 31 consecutive months.

The strengthening economy has led to revenue growth, critical to maintaining a balanced budget. At the same time, the government has managed growth in program spending, allowing Ontario to remain the province with the lowest program spending per capita. The government has also improved the efficiency and effectiveness of public services, resulting in the program expense-to-GDP ratio returning to its pre-recession level.

A growing economy, together with a balanced budget, is creating more opportunities for individuals and businesses in Ontario to share in the benefits resulting from the province’s return to economic strength.

Ontario’s Balanced Budget

The government is continuing to project a balanced budget in 2017–18 and ongoing balance in 2018–19 and 2019–20, unchanged from the 2017 Budget forecast.

97

Chapter III: Ontario’s Economic and Fiscal Strength

The Public Accounts of Ontario 2016–2017 reported that the 2016–17 deficit was $1.0 billion. This result is $3.3 billion lower than projected in the 2016 Budget and marks the eighth year in a row that Ontario has beaten its deficit target.

Restoring balance adds stability to Ontario’s finances and positions the government to better respond to demographic challenges and unexpected global economic shocks the province may face in the coming years.

Historically low interest rates combined with cost-effective debt management have also helped the government overachieve on its fiscal targets year after year and supported its efforts to balance the budget. Furthermore, the government’s efforts to grow the economy, transform public services and manage spending responsibly have positioned the Province to build on the investments it is making to support health care, fairness for seniors, public education and modern infrastructure, and help small businesses succeed and grow.

98

Section A: Economic and Fiscal Overview

Declining Net Debt-to-GDP

In 2008–09, when the negative impact of the global recession rippled across the world, the government refused to put vital public services at risk. Instead, it chose to lessen the impact of the recession on Ontario families through short-term stimulus investments that preserved and created jobs, while helping to restore economic growth. Ontario, like other jurisdictions in Canada and across the world, ran deficits. This resulted in an increase to the Province’s net debt-to-GDP ratio.

Since peaking in 2014–15 at 39.3 per cent, the net debt-to-GDP ratio has been on a declining track as a result of Ontario’s economic growth and the government’s progress towards a balanced budget in 2017–18. The net debt-to-GDP ratio is projected to be 37.3 per cent in 2017–18, lower than the 37.5 per cent forecast in the 2017 Budget.

99

Chapter III: Ontario’s Economic and Fiscal Strength

A declining net debt-to-GDP ratio, together with low interest on debt costs as a percentage of revenues, positions the province for long-term sustainability and allows for a greater proportion of government spending to be invested in programs and services, thereby benefiting the people of Ontario.

About 62 per cent of the increase in net debt from 2008–09 to 2016–17 was due to the deficit. The remaining net debt increase was a result of investments in capital assets. Balanced budgets from 2017–18 onwards will ensure that increases in net debt will be limited to net investments in capital assets such as roads, bridges, hospitals and schools.

The government’s investments in capital assets will work to increase economic growth and help support GDP growing more quickly than debt, thereby helping the government achieve its net debt-to-GDP targets.

100

Section A: Economic and Fiscal Overview

Ontario’s Economic Performance and Outlook

Ontario’s economy continues to grow and create jobs at a solid pace. Since 2014, Ontario’s real GDP growth has strengthened, positioning Ontario as a growth leader, not only in Canada, but among G7 countries. In fact, over the 2014–17 period, Ontario’s real GDP growth is on pace to exceed that of all G7 countries.

The economy continues to create high-quality jobs. Since the global recession, 800,000 net new jobs have been created in Ontario. The majority of these jobs have been full-time positions in the private sector and in industries that pay above-average wages. The unemployment rate has steadily declined, reaching 5.9 per cent in October 2017, and has been below the national average for 31 consecutive months.

101

Chapter III: Ontario’s Economic and Fiscal Strength

Ontario’s economy is expected to continue to grow over the next two years. The Ministry of Finance is forecasting growth in Ontario’s real GDP of 2.8 per cent in 2017, which is higher than the 2017 Budget assumption of 2.3 per cent. For the 2017–20 period, real GDP growth is now expected to average 2.2 per cent compared to 2.0 per cent expected at the time of the 2017 Budget.

With the province’s economic growth projected to continue and balanced budgets planned over the outlook, Ontario is once again in a position of fiscal and economic strength that is essential for building a fairer and more inclusive province.

102

Section B: Economic Outlook

Section B:	Economic Outlook

Outlook for Ontario’s Economic Growth

Over the 2017–20 period, the Ministry of Finance is forecasting average annual growth of 2.2 per cent in Ontario’s real GDP. For prudent fiscal planning, these real GDP growth projections are slightly below the average of private-sector forecasts.

TABLE 3.1 Ontario Economic Outlook (Per Cent)
	2014	2015	2016	2017p	2018p	2019p	2020p
Real GDP Growth	2.7	2.9	2.6	2.8	2.1	2.0	2.0
Nominal GDP Growth	4.4	5.0	4.3	5.3	4.1	4.1	4.2
Employment Growth	0.8	0.7	1.1	1.4	1.1	1.1	1.0
CPI Inflation	2.4	1.2	1.8	1.7	2.0	2.0	2.0
p = Ontario Ministry of Finance planning projection. Sources: Statistics Canada and Ontario Ministry of Finance.

Ontario’s economy is expected to continue to grow at a solid pace. Growth is expected to be driven by an advancing global and U.S. economy, while the combination of low oil prices and a competitive Canadian dollar will continue to broaden economic growth in Ontario. By 2020, Ontario is expected to create over 300,000 net new jobs over those existing in 2016, which will help the unemployment rate remain low.

Over the forecast period, rising interest rates are expected to shift growth from interest-rate-sensitive sectors, such as household consumption and housing, which have led activity in recent years. Trade is expected to be an important contributor to growth, as Ontario’s exports are projected to rise on average by 1.8 per cent annually over the 2017–20 period. Solid demand prospects will also continue to encourage businesses to invest over the projection period, as firms adopt new technologies, produce more innovative goods and services, and expand into new trade markets.

103

Chapter III: Ontario’s Economic and Fiscal Strength

External Economic Environment

Forecasts for key external factors are summarized in Table 3.2. These are used as the basis for the Ministry of Finance’s forecast for economic growth in the province.

TABLE 3.2 Outlook for External Factors
	2014	2015	2016	2017p	2018p	2019p	2020p
World Real GDP Growth (Per Cent)	3.6	3.4	3.2	3.6	3.7	3.7	3.7
U.S. Real GDP Growth (Per Cent)	2.6	2.9	1.5	2.2	2.4	2.1	2.1
West Texas Intermediate (WTI) Crude Oil ($US per Barrel)	93	49	43	50	52	56	60
Canadian Dollar (Cents US)	90.5	78.2	75.4	77.5	81.0	81.1	81.1
Three-Month Treasury Bill Rate[1] (Per Cent)	0.9	0.5	0.5	0.7	1.5	2.2	2.5
10-Year Government Bond Rate[1] (Per Cent)	2.2	1.5	1.3	1.8	2.5	3.2	3.6

p = Ontario Ministry of Finance planning projection based on external sources.

[1] Government of Canada interest rates.

Sources: IMF World Economic Outlook (October 2017), U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators (October 2017), U.S. Energy Information Administration, Bank of Canada, Ontario Ministry of Finance Survey of Forecasters (October 2017) and Ontario Ministry of Finance.

External factors are expected to support Ontario’s economic growth, but less so in the medium term. Global growth, including that of the province’s key trading partner, the United States, is expected to improve. However, interest rates, the Canadian dollar and oil prices are also projected to rise.

104

Section B: Economic Outlook

Ontario’s Housing Market

Ontario’s resale housing market advanced rapidly over the 2015–16 period and into early 2017, supported by low borrowing rates, rising employment, income gains and growth in the number of households. However, affordability of homes in Ontario eroded over this period as price gains outstripped incomes, fuelling mortgage debt accumulation.

Ontario’s Fair Housing Plan introduced a comprehensive package of measures to help more people find affordable homes, increase supply, protect buyers and renters, and bring stability to the real estate market.

Housing market activity has cooled following the introduction of the Fair Housing Plan. Since reaching a peak in March, the number of Ontario home resales and the average resale price moved lower over the next few months before stabilizing shortly thereafter. In September, Ontario home resales and the average resale price increased 2.5 per cent and 1.0 per cent, respectively, from the previous month. Looking ahead, housing market activity is expected to remain moderate, as rising interest rates, historically high valuations and mortgage debt temper healthy demand.

105

Chapter III: Ontario’s Economic and Fiscal Strength

Risks to Ontario’s Economic Outlook

Although the global economy is expected to improve over the projection period, there are risks that could affect growth. Key external risks to Ontario’s outlook relate to uncertainty about U.S. economic policies, notably on trade, taxation and migration. Developments in these areas represent both opportunities and risks that could have broad repercussions on the Ontario economy. Modernized trade links with the United States and enhanced clarity on immigration policy could improve the outlook. Downside risks include overly restrictive changes to U.S. trade and immigration policy, and potential U.S. tax reforms. The government will continue to pursue international trade opportunities while defending Ontario’s interests. On October 19, the Province announced the Global Trade Strategy that sets out the government’s key priority areas to increase international trade performance over the next five years (see Chapter II: Creating Opportunities for Everyone for more details).

Domestically, high levels of household debt have left Ontario households more sensitive to rising interest rates. At the same time, the Ontario housing market is rebalancing after a period of sharp price appreciation. During this transition, there is a risk that faster-than-expected interest rate increases may lead to a more significant slowing in consumer spending and housing activity.

Global equity prices remain near record highs despite heightened geopolitical risks. This situation raises the likelihood of a significant market correction should risks materialize, which would dampen growth and confidence globally.

106

Section B: Economic Outlook

Table 3.3 provides current estimates of the impact of sustained changes in key external factors on the growth of Ontario’s real GDP, assuming other external factors are unchanged. The relatively wide range of the estimated impacts reflects uncertainty regarding how the economy could respond to these changes in external conditions.

TABLE 3.3 Impacts of Sustained Changes in Key External Factors on Ontario’s Real GDP Growth (Percentage Point Change)
	First Year	Second Year
Canadian Dollar Depreciates by Five Cents US	+0.1 to +0.7	+0.2 to +0.8
Crude Oil Prices Decrease by $10 US per Barrel	+0.1 to +0.3	+0.1 to +0.3
U.S. Real GDP Growth Increases by One Percentage Point	+0.2 to +0.6	+0.3 to +0.7
Canadian Interest Rates Increase by One Percentage Point	–0.1 to –0.5	–0.2 to –0.6
Source: Ontario Ministry of Finance.

Transforming Statistics to Support Policy Development

High-quality statistics are critical for supporting evidence-based decision-making and policy development, improving social outcomes, and fostering an innovative and dynamic business climate. Ontario is establishing an official statistics program for the Province, known as the Ontario Statistics Office. The office will publish trusted, official statistical information to government, businesses and the community, and gather relevant data that will underpin efforts to create jobs and grow the economy. As the next step, the Province proposes to modernize statistics legislation.

107

Chapter III: Ontario’s Economic and Fiscal Strength

Details of the Ontario Economic Outlook

Table 3.4 provides details of the Ministry of Finance’s economic outlook for the 2017–20 period.

TABLE 3.4 The Ontario Economy, 2015 to 2020 (Per Cent Change)
	Actual		Projection
	2015	2016	2017	2018	2019	2020
Real Gross Domestic Product	2.9	2.6	2.8	2.1	2.0	2.0
Household Consumption	2.8	3.0	3.4	2.3	2.3	2.3
Residential Construction	7.7	7.5	8.4	(0.8)	2.4	2.5
Non-Residential Construction	7.7	(10.1)	(1.3)	3.0	6.5	3.1
Machinery and Equipment	7.3	(7.8)	3.5	4.3	6.2	3.9
Exports	3.3	2.5	0.8	2.4	1.9	1.9
Imports	3.2	0.0	2.1	1.9	2.5	2.0
Nominal Gross Domestic Product	5.0	4.3	5.3	4.1	4.1	4.2
Primary Household Income	4.7	3.1	4.2	4.4	4.5	4.2
Compensation of Employees	4.6	3.4	4.3	4.7	4.8	4.4
Net Operating Surplus — Corporations	7.1	7.3	16.1	2.9	2.8	3.7
Other Economic Indicators
Retail Sales	5.5	7.1	6.2	3.8	3.6	3.5
Housing Starts (000s)	70.2	75.0	77.5	71.0	71.0	72.0
Home Resales	9.5	9.5	(8.1)	2.8	3.2	3.4
Home Resale Prices	7.8	15.4	7.4	5.4	5.2	5.0
Consumer Price Index	1.2	1.8	1.7	2.0	2.0	2.0
Employment	0.7	1.1	1.4	1.1	1.1	1.0
Job Creation (000s)	45	76	99	78	79	73
Unemployment Rate (Per Cent)	6.8	6.5	6.2	6.2	6.1	6.1
Key External Variables
U.S. Real Gross Domestic Product	2.9	1.5	2.2	2.4	2.1	2.1
WTI Crude Oil ($ US per Barrel)	49	43	50	52	56	60
Canadian Dollar (Cents US)	78.2	75.4	77.5	81.0	81.1	81.1
Three-Month Treasury Bill Rate[1]	0.5	0.5	0.7	1.5	2.2	2.5
10-Year Government Bond Rate[1]	1.5	1.3	1.8	2.5	3.2	3.6

[1]   Government of Canada interest rates (per cent).

Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Canadian Real Estate Association, Bank of Canada, U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators (October 2017), U.S. Energy Information Administration and Ontario Ministry of Finance.

108

Section B: Economic Outlook

Private-Sector Forecasts

The Ministry of Finance regularly consults with private-sector economists and continually tracks their forecasts to inform the government’s planning assumptions. Ahead of the 2017 Ontario Economic Outlook and Fiscal Review, the Minister of Finance met with private-sector economists to discuss their views on the economy and ideas to encourage further growth.

Private-sector economists are projecting continued growth for Ontario over the forecast horizon. On average, they are calling for real GDP growth of 2.9 per cent in 2017, 2.2 per cent in 2018, and 2.1 per cent in 2019 and 2020. For prudent fiscal planning, the Ministry of Finance’s real GDP growth projections are slightly below the average private-sector forecasts.

TABLE 3.5 Private-Sector Forecasts for Ontario Real GDP Growth (Per Cent)
	2017	2018	2019	2020
BMO Capital Markets (October)	3.0	2.3	2.0	–
Central 1 Credit Union (September)	3.3	2.6	2.4	2.3
Centre for Spatial Economics (October)	3.1	2.0	2.5	2.4
CIBC World Markets (September)	3.0	2.3	1.7	–
Conference Board of Canada (July)	2.6	2.1	1.9	1.9
Desjardins Group (October)	3.0	2.3	2.0	1.5
IHS Global Insight (July)	2.8	2.4	2.4	2.1
Laurentian Bank Securities (August)	2.8	2.2	2.0	–
National Bank of Canada (September)	2.8	2.6	–	–
RBC Financial Group (September)	2.9	2.2	–	–
Scotiabank Group (October)	3.1	2.2	1.7	–
TD Bank Financial Group (September)	3.0	1.8	1.7	–
University of Toronto (August)	2.5	2.1	2.3	2.3
Private-Sector Survey Average	2.9	2.2	2.1	2.1
Ontario’s Planning Assumption	2.8	2.1	2.0	2.0

Source: Ontario Ministry of Finance Survey of Forecasters (October 24, 2017).

109

Chapter III: Ontario’s Economic and Fiscal Strength

Comparison to the 2017 Budget

The current private-sector average outlook for Ontario real GDP growth is 2.9 per cent in 2017, up from 2.4 per cent projected at the time of the 2017 Budget. The improved outlook reflects relatively strong economic growth recorded in Ontario over the second half of 2016 and early 2017. In addition, the outlook over the 2017–20 period has moved slightly higher compared to the projections in the 2017 Budget.

Key changes since the 2017 Budget include:

➤	Higher real GDP growth in 2017, with slightly higher average growth over the outlook period;

➤	Higher nominal GDP growth in 2017; and

➤	Higher Canadian dollar and short-term interest rates over the outlook period.

110

Section B: Economic Outlook

TABLE 3.6 Changes in Ontario Ministry of Finance Key Economic Forecast Assumptions: 2017 Budget Compared with 2017 Fall Economic Statement (FES) (Per Cent Change)
	2017p		2018p		2019p		2020p
	2017 Budget	2017 FES	2017 Budget	2017 FES	2017 Budget	2017 FES	2017 Budget	2017 FES
Real Gross Domestic Product	2.3	2.8	2.1	2.1	2.0	2.0	1.7	2.0
Nominal Gross Domestic Product	4.3	5.3	4.1	4.1	4.2	4.1	3.9	4.2
Retail Sales	3.9	6.2	3.7	3.8	3.8	3.6	3.3	3.5
Housing Starts (000s)	72.0	77.5	68.5	71.0	71.0	71.0	72.0	72.0
Primary Household Income	3.9	4.2	4.0	4.4	4.1	4.5	3.9	4.2
Compensation of Employees	4.1	4.3	4.5	4.7	4.6	4.8	4.2	4.4
Net Operating Surplus — Corporations	6.8	16.1	7.1	2.9	5.4	2.8	4.0	3.7
Employment	1.3	1.4	1.2	1.1	1.1	1.1	0.9	1.0
Job Creation (000s)	94	99	89	78	82	79	66	73
Consumer Price Index	2.0	1.7	2.0	2.0	2.0	2.0	2.0	2.0
Key External Variables
U.S. Real Gross Domestic Product	2.3	2.2	2.4	2.4	2.1	2.1	2.0	2.1
WTI Crude Oil ($ US per Barrel)	54	50	59	52	62	56	64	60
Canadian Dollar (Cents US)	74.5	77.5	75.5	81.0	78.5	81.1	80.0	81.1
Three-Month Treasury Bill Rate[1] (Per Cent)	0.5	0.7	0.8	1.5	1.5	2.2	1.9	2.5
10-Year Government Bond Rate[1] (Per Cent)	1.9	1.8	2.4	2.5	3.0	3.2	3.2	3.6

p = Ontario Ministry of Finance planning projection.

[1] Government of Canada interest rates.

Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Bank of Canada, U.S. Energy Information Administration, U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators (October 2017) and Ontario Ministry of Finance.

111

Chapter III: Ontario’s Economic and Fiscal Strength

112

Section C: Fiscal Outlook

Section C:	Fiscal Outlook

Fiscal Outlook

The government is projecting a balanced budget in 2017–18 and continued balance in 2018–19 and 2019–20, unchanged from the 2017 Budget forecast.

TABLE 3.7 Ontario’s Fiscal Outlook[1]
($ Billions)
		Current	Medium-Term Outlook
	Actual 2016–17	Outlook 2017–18	2018–19	2019–20
Revenue
Taxation Revenue	94.3	99.9	105.1	110.0
Government of Canada	24.5	26.2	26.0	25.4
Income from Government Business Enterprises	5.6	5.1	5.9	6.2
Other Non-Tax Revenue	16.3	19.0	16.5	16.6
Total Revenue	140.7	150.1	153.6	158.2
Expense
Programs	130.0	137.4	140.4	144.2
Interest on Debt	11.7	12.2	12.7	13.3
Total Expense	141.7	149.6	153.1	157.4
Surplus/(Deficit) Before Reserve	(1.0)	0.5	0.5	0.8
Reserve	–	0.5	0.5	0.8
Surplus/(Deficit)	(1.0)	0.0	0.0	0.0
Net Debt as a Per Cent of GDP	38.0	37.3	37.1	37.0
Accumulated Deficit as a Per Cent of GDP	24.3	23.1	22.2	21.3

[1] Amounts reflect a presentation change for hospitals, school boards and colleges. Third-party revenue for these organizations, previously netted against sector expenses, is now classified as revenue. This does not impact the Province’s annual surplus/deficit results, net debt or accumulated deficit. Please see the Improved Transparency in Financial Reporting section later in this chapter for further information.

Note: Numbers may not add due to rounding.

113

Chapter III: Ontario’s Economic and Fiscal Strength

Revenue

Revenues are projected to grow from $140.7 billion in 2016–17 to $158.2 billion in 2019–20. This represents an average annual growth rate of 4.0 per cent.

The medium-term Taxation Revenue outlook reflects current revenue information and projections for the Ontario economy. Taxation revenue is projected to increase by $15.6 billion between 2016–17 and 2019–20, or at an average annual rate of 5.2 per cent.

The forecast for Government of Canada transfers is based on existing federal–provincial funding agreements. Overall transfers are projected to grow by $0.9 billion between 2016–17 and 2019–20, or at an average annual rate of 1.2 per cent, largely reflecting projected increases in major ongoing Government of Canada transfers and new funding for early learning and child care, and home care and mental health.

The outlook for Income from Government Business Enterprises (GBEs) is based on Ministry of Finance estimates for Hydro One Ltd. (HOL) and projections provided by Ontario Power Generation (OPG), the Liquor Control Board of Ontario (LCBO) and Ontario Lottery and Gaming Corporation (OLG). The forecast for income from GBEs is projected to grow by $0.7 billion between 2016–17 and 2019–20, or at an average annual rate of 3.7 per cent, reflecting higher net income overall from the GBEs.

The forecast for Other Non-Tax Revenue is based on projections provided by government ministries and Provincial agencies. The outlook for Other Non-Tax revenues is projected to increase by $0.4 billion between 2016–17 and 2019–20, or at an average annual rate of 0.7 per cent. This increase mainly reflects fiscally neutral revenues from carbon allowance proceeds starting in 2017–18; fees, donations and other revenues for the broader public sector; and revenues from vehicle and driver registration fees. This is partially offset by lower revenues due to the removal of the Debt Retirement Charge from commercial, industrial and all other electricity users in 2018–19, and the projected net impact of the Province’s planned asset optimization strategy.

114

Section C: Fiscal Outlook

Expense

Program expense is projected to grow from $130.0 billion in 2016–17 to $144.2 billion in 2019–20. This represents an average annual growth rate of 3.5 per cent. Growth in program expense over the medium term is driven by investments to help the people of Ontario in their everyday lives, such as health care, fairness for seniors, the introduction of pharmacare for children and youth under OHIP+, and electricity cost relief programs under the Fair Hydro Plan.

Interest on debt expense is projected to grow from $11.7 billion in 2016–17 to $13.3 billion in 2019–20. This represents an average annual growth rate of 4.2 per cent. Interest on debt is projected to grow due to borrowing for capital spending and interest rates that are forecast to rise.

As a result, total expense is projected to grow from $141.7 billion in 2016–17 to $157.4 billion in 2019–20. This represents an average annual growth rate of 3.6 per cent.

Prudence

As required by the Fiscal Transparency and Accountability Act, 2004, Ontario’s fiscal plan incorporates prudence in the form of a reserve to protect the fiscal outlook against unforeseen adverse changes in the Province’s revenue and expense. The current fiscal outlook includes a reserve of $0.5 billion in 2017–18, $0.5 billion in 2018–19 and $0.8 billion in

2019–20.

The current outlook also maintains contingency funds to help mitigate expense risks that may otherwise negatively impact Ontario’s fiscal performance — particularly in cases where health and safety may be compromised, services to the most vulnerable are jeopardized, or natural disasters occur.

115

Chapter III: Ontario’s Economic and Fiscal Strength

Key Changes to the Medium-Term Fiscal Outlook since the 2017 Budget

TABLE 3.8 Summary of Changes to the Fiscal Outlook since the 2017 Budget ($ Billions)
	Current	Medium-Term Outlook
	Outlook 2017–18	2018–19	2019–20
Surplus/(Deficit) from the 2017 Budget	0.0	0.0	0.0
Revenue Changes
Stronger Economic Growth	0.9	0.8	0.7
2016 Tax Returns Processed	(0.8)	(0.6)	(0.6)
Moderating Housing Market	(0.3)	(0.4)	(0.3)
Support for Small Business: CIT Rate Relief	(0.0)	(0.1)	(0.2)
Federal Transfers for Early Learning and Child Care	0.1	0.1	0.1
Income from Government Business Enterprises	0.2	0.2	0.2
Total Revenue Changes	0.1	0.1	0.0
Expense Changes
Net Program Expense Changes (see Table 3.9)	0.2	0.2	0.1
Interest on Debt	–	–	–
Total Expense Changes	0.2	0.2	0.1
Change in Reserve	(0.1)	(0.1)	(0.1)
Fiscal Improvement/(Deterioration)	–	–	–
2017 Ontario Economic Outlook and Fiscal Review Surplus/(Deficit)	0.0	0.0	0.0
Note: Numbers may not add due to rounding.

116

Section C: Fiscal Outlook

Revenue

The upward revision to Ontario’s 2017 economic growth outlook is expected to boost revenues over the medium term.

Processing of 2016 personal and corporate income tax (PIT and CIT) returns during 2017 has resulted in weaker revenues for PIT, partially offset by stronger CIT, with a net decrease of $0.8 billion starting in 2017–18.

The outlook for Land Transfer Tax revenue has been adjusted down by $0.3 billion starting in 2017–18 to reflect the decline in housing resales activity since the spring.

The impacts of lowering the small business corporate income tax rate, as outlined in Chapter V, Section A: Business Taxation lowers revenue by $0.3 billion over the outlook.

Government of Canada transfers are unchanged from the 2017 Budget outlook, except for the inclusion of $145 million in new annual federal funding for the early learning and child care bilateral agreement between Ontario and the federal government.

The change in the medium-term outlook for Income from Government Business Enterprises reflects stronger 2016–17 results and 2017–18 year-to-date performance.

117

Chapter III: Ontario’s Economic and Fiscal Strength

Expense

TABLE 3.9 Summary of Changes to Program Expense since the 2017 Budget ($ Millions)
	Current	Medium-Term Outlook
	Outlook 2017–18	2018–19	2019–20
Multi-Year Impacts of New Investments
Early Learning and Child Care Bilateral Agreement	145	145	145
Support for Small Business	57	94	94
Fairness for Seniors	12	67	75
Ontario Municipal Partnership Fund	1	5	5
Total Multi-Year Impacts of New Investments	216	311	319
In-Year Expense Changes (see Table 3.11)	534	–	–
Total Program Expense Changes	750	311	319
Less: Funds Existing in the Fiscal Framework[1]	(536)	(151)	(219)
Net Program Expense Changes since the 2017 Budget	215	160	100
[1] Includes contingency funds as well as other ministry resources. Note: Numbers may not add due to rounding.

118

Section C: Fiscal Outlook

Program expense is projected to be $215 million higher in 2017–18, $160 million higher in 2018–19 and $100 million higher in 2019–20 compared to the 2017 Budget projections. The program expense outlook over the medium term is higher, mainly due to:

➤	$145 million in annual funding under the early learning and child care bilateral agreement to increase the accessibility and affordability of high-quality licensed child care and early learning opportunities, which is offset by an increase in federal revenue.

➤	Investments of $245 million over three years to lower costs for small businesses, create opportunities for growth and simplify small businesses’ interactions with government as part of the more than $500 million in new initiatives to support small business. Medium-term initiatives include a two-year support program that would help fruit and vegetable farmers to adapt to a changing small business climate, and grants to encourage businesses to hire and retain youth.

➤	Investments of $155 million over three years to support seniors to remain independent, connected, engaged, healthy and safe.

➤	An increase of $1 million in 2017–18 and $5 million in 2018–19 and beyond to provide additional funding through the Northern Communities Grant component of the Ontario Municipal Partnership Fund (OMPF).

Interest on debt expense is projected to remain consistent with the forecast in the 2017 Budget for 2017–18, 2018–19 and 2019–20.

The outlook for total expense is higher in every year compared to the 2017 Budget forecast.

119

Chapter III: Ontario’s Economic and Fiscal Strength

Prudence

The 2017 Budget included a reserve of $0.6 billion in 2017–18, $0.6 billion in 2018–19 and $0.9 billion in 2019–20, to protect the fiscal outlook against unforeseen adverse changes to revenue and expense. The reserve is now set at $0.5 billion in 2017–18, $0.5 billion in 2018–19 and $0.8 billion in 2019–20, reflecting confidence arising from a strengthening economy that is enabling the Province to invest in the priorities that matter most to the people of Ontario.

120

Section C: Fiscal Outlook

Key 2017–18 Changes since the 2017 Budget

Revenue

The Province’s revenue outlook of $150.1 billion in 2017–18 is $115 million higher than the 2017 Budget forecast.

TABLE 3.10 2017–18 Revenue Changes since the 2017 Budget ($ Millions)
2017–18
Taxation Changes
Personal Income Tax and Ontario Health Premium	(1,832)
Corporations Tax	1,579
Land Transfer Tax	(270)
All Other Taxes	293
Total Taxation Changes	(230)
Government of Canada Transfers	145
Income from Government Business Enterprises	200
Total Revenue Changes since the 2017 Budget	115
Note: Numbers may not add due to rounding.

121

Chapter III: Ontario’s Economic and Fiscal Strength

Details of 2017–18 In-Year Revenue Changes

Key changes to revenue projections since the 2017 Budget include the following:

➤	Personal Income Tax and Ontario Health Premium combined revenue is reduced $1,832 million, primarily due to lower revenues indicated by 2016 tax returns. This is partially offset by slightly higher projected growth in compensation of employees in 2017.

➤	Corporations Tax revenue is increased $1,579 million, due to higher revenues indicated by 2016 tax returns and stronger growth in corporate profits in 2017.

➤	Land Transfer Tax revenue is $270 million lower, reflecting the volume of home resales.

➤	All Other Taxes revenue combined is $293 million higher, mainly due to higher than expected Harmonized Sales Tax revenue, reflecting stronger growth in household expenditures.

➤	Government of Canada Transfers are $145 million higher, reflecting new funding for early learning and child care as a result of a bilateral agreement between Ontario and the federal government, as previously reported in the 2017–18 First Quarter Finances. This revenue increase has a matching expense increase.

➤	Income from Government Business Enterprises is $200 million higher, reflecting stronger 2017–18 year-to-date performance of the Ontario Lottery and Gaming Corporation (OLG).

122

Section C: Fiscal Outlook

Expense

The 2017–18 total expense outlook of $149.6 billion is $215 million higher than the 2017 Budget forecast.

TABLE 3.11 2017–18 Expense Changes since the 2017 Budget
($ Millions)
2017–18
2017–18 Impacts of Multi-Year Investments	216
In-Year Expense Changes
Hospitals and Home Care	140
Remediation of the English-Wabigoon River System	85
Rouge National Urban Park	47
Strategy to Prevent Opioid Addiction and Overdose	42
Emergency Forest Firefighting	30
Softwood Lumber/Forest Access Roads	20
Lac des Mille Lacs Flooding Claim Settlement	15
Achieving Excellence for the Whole Learner	13
Child Care Support	13
Rural Education	13
Other 2017–18 Expense Changes since the 2017 Budget	117
Total In-Year Expense Changes	534
Total Program Expense Changes	750
Less: Funds Existing in the Fiscal Framework[1]	(536)
Net Program Expense Changes since the 2017 Budget	215
Interest on Debt	–
Total Expense Changes since the 2017 Budget	215
[1] Includes contingency funds as well as other ministry resources. Note: Numbers may not add due to rounding.

123

Chapter III: Ontario’s Economic and Fiscal Strength

Details of 2017–18 In-Year Expense Changes

The following key program expense changes have occurred since the 2017 Budget.

➤	An investment of $140 million in 2017–18 to make over 1,200 additional hospital beds available and enhance home care services. This investment includes $100 million for hospitals to address increased demands for care, and $40 million for post-hospital and preventive care at home.

➤	An expense increase of $85 million to fund remediation of contaminants in the English-Wabigoon River System.

➤	An expense increase of $47 million to transfer lands to the federal government for inclusion in the Rouge National Urban Park.

➤	$42 million in 2017–18 to support urgent relief for those affected by the opioid crisis, including adding more front-line harm-reduction workers, expanding the supply of naloxone and creating new rapid access addiction clinics in every region of the province.

➤	An increase of $30 million to support emergency forest firefighting activities until the end of the 2017 fire season.

➤	An additional $20 million to the Forest Access Roads Program in 2017–18 to support the construction and maintenance of forest access roads.

➤	An increase of $15 million as part of the Lac des Mille Lacs flooding claim settlement in compensation for flooding of Lac des Mille Lacs First Nation reserve land.

➤	$13 million in additional funding to help students achieve excellence and build upon the education system’s priorities.

➤	Incremental funding of $13 million to support wages for the licensed child care workforce and affordability for families.

124

Section C: Fiscal Outlook

➤	An investment of $13 million in 2017–18 to strengthen the quality and delivery of education in rural and northern communities.

➤	Other investments of $117 million include establishing a new organization with a mandate to advance science on climate change impacts and increase understanding and public awareness of climate risks; supporting humanitarian efforts for the Rohingya people of Myanmar, as well as disaster relief and recovery efforts in Mexico and the Caribbean; support for a new francophone community grant program; and increased support for Ontario’s Washington Office.

Interest on debt expense at $12.2 billion is unchanged from the 2017 Budget forecast.

125

Chapter III: Ontario’s Economic and Fiscal Strength

Improved Transparency in Financial Reporting

To increase transparency in financial reporting, third-party revenue for hospitals, school boards and colleges is being included in provincial revenue. Third-party revenue earned by these organizations, such as tuition fees, research grants, Government of Canada transfers and donations, is no longer netted against the respective sectors’ expenses, as it was in prior years. This results in an increase to the reported expense in the health, education, and postsecondary and training sectors. In addition, interest on debt expense for these sectors, which was previously classified with the respective sectors’ expenses, is now included with interest on debt. The resulting impact of all these changes is an increase in total expense equal to that of total revenue.

This change in reporting has no impact on the Province’s annual surplus/deficit results, net debt or accumulated deficit; is in keeping with public-sector accounting standards; and will improve consistency in reporting with other governments across Canada. This change impacts all years presented in the 2017 Ontario Economic Outlook and Fiscal Review. For ease of reference, Table 3.12 illustrates how the 2017 Budget plan has been restated.

TABLE 3.12 Impact of Changes in Provincial Reporting ($ Billions)
	2017 Budget			Reclassification			Reclassified 2017 Budget
	17–18	18–19	19–20	17–18	18–19	19–20	17–18	18–19	19–20
Revenue
Taxation Revenue	100.1	105.4	110.3	–	–	–	100.1	105.4	110.3
Government of Canada	25.7	25.4	24.9	0.4	0.4	0.4	26.1	25.8	25.3
Income from Government Business Enterprises	4.9	5.7	6.0	–	–	–	4.9	5.7	6.0
Other Non-Tax Revenue	11.0	8.3	8.1	8.0	8.2	8.5	19.0	16.5	16.6
Total Revenue	141.7	144.9	149.3	8.4	8.6	8.9	150.0	153.5	158.2
Expense
Health Sector	53.8	56.3	58.1	4.2	4.3	4.3	57.9	60.5	62.4
Education Sector	26.5	27.4	28.0	1.0	1.0	1.1	27.5	28.4	29.0
Postsecondary and Training Sector	8.4	8.3	8.4	2.5	2.7	2.9	10.9	11.0	11.3
Children’s and Social Services Sector	16.9	17.2	17.4	–	–	–	16.9	17.2	17.4
Justice Sector	4.7	4.7	4.8	–	–	–	4.7	4.7	4.8
Other Programs	19.2	18.4	19.2	–	–	–	19.2	18.4	19.2
Program Expense	129.5	132.3	135.8	7.7	8.0	8.3	137.2	140.3	144.1
Interest on Debt	11.6	12.0	12.6	0.7	0.6	0.6	12.2	12.7	13.3
Total Expense	141.1	144.3	148.4	8.4	8.6	8.9	149.4	152.9	157.3
Reserve	0.6	0.6	0.9	–	–	–	0.6	0.6	0.9
Surplus/(Deficit)	0.0	0.0	0.0	–	–	–	0.0	0.0	0.0
Note: Numbers may not add due to rounding.

126

Section C: Fiscal Outlook

Details of Ontario’s Finances

TABLE 3.13 Revenue ($ Millions)
	2014–15	2015–16	Actual 2016–17	Current Outlook 2017–18
Taxation Revenue
Personal Income Tax	29,313	31,141	30,671	33,289
Sales Tax[1]	21,689	23,455	24,750	26,308
Corporations Tax	9,557	11,428	14,872	15,396
Education Property Tax[2]	5,561	5,839	5,868	5,970
Employer Health Tax	5,415	5,649	5,908	6,174
Ontario Health Premium	3,366	3,453	3,575	3,700
Gasoline Tax	2,447	2,459	2,626	2,693
Land Transfer Tax	1,778	2,118	2,728	2,869
Tobacco Tax	1,163	1,226	1,230	1,230
Fuel Tax	739	751	742	755
Beer and Wine Tax	560	582	589	606
Electricity Payments in Lieu of Taxes	180	3,247	334	405
Other Taxes	507	470	453	472
	82,275	91,818	94,346	99,867
Government of Canada
Canada Health Transfer	12,408	13,089	13,910	14,340
Canada Social Transfer	4,847	4,984	5,146	5,307
Equalization	1,988	2,363	2,304	1,424
Infrastructure Programs	137	146	732	2,328
Labour Market Programs	896	927	965	977
Social Housing	465	455	441	412
Other Federal Payments	874	893	761	1,038
Direct Transfers to Broader Public-Sector Organizations	308	284	285	399
	21,923	23,141	24,544	26,225
Income from Government Business Enterprises
Ontario Lottery and Gaming Corporation	1,995	2,234	2,358	2,334
Liquor Control Board of Ontario	1,831	1,956	2,349	2,137
Ontario Power Generation Inc./Hydro One Ltd.[3]	1,789	719	860	617
	5,615	4,909	5,567	5,088
			continued...

127

Chapter III: Ontario’s Economic and Fiscal Strength

TABLE 3.13 Revenue (continued) ($ Millions)
	2014–15	2015–16	Actual 2016–17	Current Outlook 2017–18
Other Non-Tax Revenue
Reimbursements	985	991	988	984
Vehicle and Driver Registration Fees	1,433	1,565	1,727	1,934
Electricity Debt Retirement Charge	956	859	621	623
Power Supply Contract Recoveries	950	875	838	292
Sales and Rentals	2,336	2,102	1,999	3,006
Carbon Allowance Proceeds	–	–	–	1,778
Other Fees and Licences	693	964	763	984
Net Reduction of Power Purchase Contract Liability	217	172	129	74
Royalties	275	274	272	265
Fees, Donations and Other Revenues from Hospitals, School Boards and Colleges	7,308	7,493	7,957	7,975
Miscellaneous Other Non-Tax Revenue	1,186	985	983	1,039
	16,339	16,280	16,277	18,954
Total Revenue	126,152	136,148	140,734	150,134
[1]	Sales Tax revenue is net of the Ontario Sales Tax Credit and the energy component of the Ontario Energy and Property Tax Credit.
[2]	Education Property Tax revenue is net of the property tax credit component of the Ontario Energy and Property Tax Credit and the Ontario Senior Homeowners’ Property Tax Grant.
[3]	Includes income from Brampton Distribution Holdco Inc. for 2015–16 to 2016–17 from its interest in Hydro One Brampton Networks Inc. On February 28, 2017, the Province sold its entire interest in Hydro One Brampton Networks Inc. and it is no longer included as a government business enterprise.

Note: Numbers may not add due to rounding.

128

Section C: Fiscal Outlook

TABLE 3.14 Total Expense ($ Millions)
Ministry Expense	2014–15	2015–16	Actual 2016–17	Current Outlook 2017–18
Accessibility Directorate of Ontario (Total)	15	15	15	20.2
Advanced Education and Skills Development (Total)	9,776	9,901	10,131	10,933.7
Agriculture, Food and Rural Affairs (Base)	805	883	1,031	989.3
Time-Limited Assistance	7	–	–	–
Time-Limited Investments in Infrastructure	36	47	–	77.4
Agriculture, Food and Rural Affairs (Total)	847	929	1,031	1,066.7
Attorney General (Total)	1,782	1,859	1,937	1,937.6
Board of Internal Economy (Total)	264	205	219	225.8
Children and Youth Services (Total)	4,166	4,297	4,434	4,445.4
Citizenship and Immigration (Total)	103	102	105	112.3
Community and Social Services (Base)	10,550	11,298	11,639	12,389.3
Time-Limited Investments in Affordable and Supportive Housing	–	–	–	9.3
Community and Social Services (Total)	10,550	11,298	11,639	12,398.6
Community Safety and Correctional Services (Base)	2,523	2,565	2,681	2,776.8
Time-Limited Support for 2015 Pan/Parapan American Games Security	44	122	–	–
Community Safety and Correctional Services (Total)	2,567	2,687	2,681	2,776.8
Economic Development and Growth/Research, Innovation and Science (Total)	834	908	1,053	978.9
Education (Base)	25,505	25,967	26,580	27,691.1
Teachers’ Pension Plan[1]	564	110	(377)	(531.0)
Education (Total)	26,069	26,077	26,204	27,160.1
Energy (Base)	326	328	456	511.9
Electricity Cost Relief Programs	–	–	400	1,435.8
Ontario Clean Energy Benefit	1,078	860	21	–
Strategic Asset Management and Transformation Related to Hydro One	–	44	43	100.0
Energy (Total)	1,404	1,232	920	2,047.7
Environment and Climate Change (Total)	486	503	523	1,114.6
Executive Offices (Base)	36	35	48	58.5
Time-Limited Assistance	–	–	–	4.0
Executive Offices (Total)	36	35	48	62.5
Finance (Base)	930	1,048	860	930.3
Ontario Municipal Partnership Fund	542	513	505	506.3
Power Supply Contract Costs	950	875	838	292.0
Finance (Total)	2,422	2,436	2,203	1,728.6
				continued...

129

Chapter III: Ontario’s Economic and Fiscal Strength

TABLE 3.14 Total Expense (continued) ($ Millions)
Ministry Expense	2014–15	2015–16	Actual 2016–17	Current Outlook 2017–18
Francophone Affairs (Total)	5	8	5	6.8
Government and Consumer Services (Total)	567	602	595	593.3
Health and Long-Term Care (Total)	54,035	54,945	55,969	57,952.8
Indigenous Relations and Reconciliation (Base)	67	75	128	87.0
One-Time Investments including Settlements	3	5	–	21.6
Indigenous Relations and Reconciliation (Total)	71	79	128	108.6
Infrastructure (Base)	229	213	161	216.7
Federal–Provincial Infrastructure Programs	–	–	8	684.4
Infrastructure (Total)	229	213	169	901.1
International Trade (Total)	17	21	29	62.2
Labour (Total)	305	305	308	316.5
Municipal Affairs/Housing (Base)	889	923	994	956.2
Time-Limited Investments	7	1	6	10.0
Time-Limited Investments in Municipal, Social and Affordable Housing	153	165	544	297.0
Municipal Affairs/Housing (Total)	1,050	1,088	1,544	1,263.3
Natural Resources and Forestry (Base)	713	723	751	775.0
Emergency Forest Firefighting	78	95	107	99.8
Natural Resources and Forestry (Total)	791	818	858	874.8
Northern Development and Mines (Total)	804	701	814	777.9
Seniors Affairs (Total)	17	20	19	35.9
Status of Women (Total)	20	26	23	25.8
Tourism, Culture and Sport (Base)	1,246	1,431	1,540	1,388.9
Time-Limited Investments to Support 2015 Pan/Parapan American Games	405	839	–	–
Tourism, Culture and Sport (Total)	1,650	2,270	1,540	1,388.9
Transportation (Base)	2,941	3,284	3,636	4,216.9
Time-Limited Investments in Infrastructure	–	–	–	1,112.6
Transportation (Total)	2,941	3,284	3,636	5,329.5
Treasury Board Secretariat (Base)	237	221	234	335.7
Employee and Pensioner Benefits	1,186	987	1,002	1,208.0
Operating Contingency Fund	–	–	–	344.1
Capital Contingency Fund	–	–	–	53.1
Treasury Board Secretariat (Total)	1,423	1,208	1,236	1,940.9
Interest on Debt[2]	11,221	11,589	11,709	12,245.6
Year-End Savings[3]	–	–	–	(1,200.0)
Total Expense	136,467	139,663	141,725	149,633.5
[1]	Numbers reflect the pension expense/recovery that was calculated in accordance with Public Sector Accounting Board standards.
[2]	Interest on debt is net of interest capitalized during construction of tangible capital assets of $202 million in 2014–15, $165 million in 2015–16, $158 million in 2016–17 and $292 million in 2017–18.
[3]	As in past years, the Year-End Savings provision reflects efficiencies through in-year expenditure management and underspending due to factors such as program management and changes in project startups and implementation plans.

Note: Numbers may not add due to rounding.

130

Section C: Fiscal Outlook

TABLE 3.15 2017–18 Infrastructure Expenditures ($ Millions)
		2017–18 Current Outlook
Sector	Total Infrastructure Expenditures 2016–17 Actual[1]	Investment in Capital Assets[2]	Transfers and Other Infrastructure Expenditures[3]	Total Infrastructure Expenditures[4]
Transportation
Transit	3,354	5,440	1,736	7,176
Provincial Highways	2,213	2,900	120	3,020
Other Transportation, Property and Planning	427	172	183	355
Health
Hospitals	2,419	2,588	295	2,883
Other Health	252	81	261	342
Education	1,632	2,636	53	2,689
Postsecondary
Colleges and Other	567	977	13	990
Universities	332	–	399	399
Social	740	20	454	474
Justice	211	107	227	334
Other Sectors[5]	760	651	967	1,618
Total Infrastructure Expenditures	12,907	15,572	4,708	20,280
[1]	Includes Provincial investment in capital assets of $10 billion.
[2]	Includes $292 million in interest capitalized during construction.
[3]	Includes transfers to municipalities, universities and non-consolidated agencies.
[4]	Includes third-party investments in hospitals, colleges and schools; and provisional federal contributions to Provincial infrastructure investments.
[5]	Includes government administration, natural resources, and culture and tourism sectors.

Note: Numbers may not add due to rounding.

131

Chapter III: Ontario’s Economic and Fiscal Strength

TABLE 3.16 Ten-Year Review of Selected Financial and Economic Statistics[1,2] ($ Millions)

	2008–09	2009–10[3]	2010–11
Revenue	103,416	102,553	113,594
Expense
Programs	100,876	112,696	117,600
Interest on Debt[4]	8,949	9,119	10,005
Total Expense	109,825	121,815	127,605
Reserve	–	–	–
Surplus/(Deficit)	(6,409)	(19,262)	(14,011)
Net Debt[5]	169,585	193,589	214,511
Accumulated Deficit	113,238	130,957	144,573
Gross Domestic Product (GDP) at Market Prices	608,446	597,876	630,983
Primary Household Income	414,724	412,847	424,251
Population — July (000s)	12,883	12,998	13,135
Net Debt per Capita (dollars)	13,164	14,894	16,331
Household Income per Capita (dollars)	32,193	31,763	32,299
Interest on Debt as a Per Cent of Revenue	8.7%	8.9%	8.8%
Net Debt as a Per Cent of GDP	27.9%	32.4%	34.0%
Accumulated Deficit as a Per Cent of GDP	18.6%	21.9%	22.9%
[1]	Amounts reflect a presentation change for hospitals, school boards and colleges. Third-party revenue for these organizations, previously netted against sector expenses, is now classified as revenue. This does not impact the Province’s annual surplus/deficit results, net debt or accumulated deficit. Please see the Improved Transparency in Financial Reporting section earlier in this chapter for further information.
[2]	Revenue and Expense have been restated to reflect a fiscally neutral accounting change for the revised presentation of education property taxes, as described in the 2010 Ontario Budget; a fiscally neutral accounting change related to the reclassification of government agencies and organizations, as described in the 2011 Ontario Economic Outlook and Fiscal Review; and a fiscally neutral reclassification of a number of tax measures that are transfers or grants, as described in the 2012 Ontario Budget.
[3]	Starting in 2009–10, investments in minor tangible capital assets owned by the Province were capitalized and amortized to expense. All capital assets owned by consolidated organizations are being accounted for in a similar manner.
[4]	Interest on Debt is net of interest capitalized during construction of tangible capital assets of $202 million in 2014–15, $165 million in 2015–16, $158 million in 2016–17 and $292 million in 2017–18.
[5]	Starting in 2009–10, Net Debt includes the net debt of hospitals, school boards and colleges, consistent with Public Sector Accounting Board standards. For comparative purposes, Net Debt has been restated for 2008–09 to conform to this revised presentation.

Note: Numbers may not add due to rounding.

Sources: Statistics Canada, Ontario Ministry of Finance and Treasury Board Secretariat.

132

Section C: Fiscal Outlook

2011–12	2012–13	2013–14	2014–15	2015–16	Actual 2016–17	Current Outlook 2017–18
116,401	120,319	122,955	126,152	136,148	140,734	150,134

118,783	118,661	122,253	125,246	128,074	130,016	137,388
10,587	10,878	11,155	11,221	11,589	11,709	12,246
129,370	129,539	133,408	136,467	139,663	141,725	149,634
–	–	–	–	–	–	500
(12,969)	(9,220)	(10,453)	(10,315)	(3,515)	(991)	0
236,230	252,823	267,968	285,403	295,372	301,648	311,653
158,410	167,132	176,634	187,511	192,029	193,510	193,510
659,740	680,086	695,354	726,053	762,029	794,835	836,644
444,076	459,111	472,921	489,436	512,566	528,419	550,810
13,264	13,414	13,556	13,680	13,790	13,976	14,193
17,810	18,848	19,767	20,863	21,419	21,583	21,958
33,481	34,227	34,887	35,776	37,170	37,808	38,809
9.1%	9.0%	9.1%	8.9%	8.5%	8.3%	8.2%
35.8%	37.2%	38.5%	39.3%	38.8%	38.0%	37.3%
24.0%	24.6%	25.4%	25.8%	25.2%	24.3%	23.1%

133

Chapter III: Ontario’s Economic and Fiscal Strength

134

Section D: Borrowing and Debt Management

Section D:	Borrowing and Debt Management

Long-Term Public Borrowing

The government is continuing to project a balanced budget in 2017–18, unchanged from the 2017 Budget forecast.

The Province’s total long-term borrowing in 2017–18 is forecast to be $25.8 billion, $0.6 billion less than the forecast for 2017–18 in the 2017 Budget, primarily because fiscal 2016–17’s deficit was $0.5 billion lower than was forecast at the time of the 2017 Budget.

TABLE 3.17 Borrowing Program and Medium-Term Outlook ($ Billions)
	2017–18
	2017 Budget	Current Outlook	In-Year Change	2018–19	2019–20
Deficit/(Surplus)	0.0	0.0	–	0.0	0.0
Investment in Capital Assets	13.1	13.1	–	15.4	17.1
Non-Cash Adjustments	(6.7)	(6.7)	–	(6.9)	(7.1)
Loans to Infrastructure Ontario	0.4	0.4	–	0.5	0.6
Other Net Loans/Investments	(0.8)	(0.7)	0.0	1.4	0.6
Debt Maturities	17.5	17.4	(0.1)	21.8	27.4
Debt Redemptions	0.1	0.1	–	0.1	0.1
Total Funding Requirement	23.7	23.6	(0.1)	32.3	38.7
Canada Pension Plan Borrowing	–	–	–	–	(0.9)
Decrease/(Increase) in Short-Term Borrowing	–	–	–	–	–
Increase/(Decrease) in Cash and Cash Equivalents	6.0	6.0	–	–	–
Pre-Borrowing from 2016–17	(3.2)	(3.8)	(0.5)	–	–
Total Long-Term Public Borrowing	26.4	25.8	(0.6)	32.2	37.8
Note: Numbers may not add due to rounding.

135

Chapter III: Ontario’s Economic and Fiscal Strength

The Province’s assessment is that geopolitical risks are currently elevated. Therefore, the Province will target completion of its 2017–18 borrowing by the end of the third fiscal quarter and begin pre-borrowing for 2018–19. As of October 31, 2017, $24.2 billion, or 94 per cent, of this year’s long-term public borrowing was completed.

The government increased the level of its liquid, or cash, reserves as the province came through the financial crisis of 2008–09. These reserves are currently over $30 billion as compared to an average of $7.3 billion in 2007, preceding the financial crisis. The Province is targeting a level in excess of $25 billion at the end of this fiscal year. This build-up in cash reserves will allow the Province to withstand unexpected economic events including any market disruptions. It also ensures that the Province will be well prepared to meet large single-day maturities in both 2018–19 and 2019–20. Investors and rating agencies also look favourably upon liquid reserves that are consistently high as evidence that the Province will be able to meet its financial commitments, and include this as a factor in their assessment of the Province’s credit worthiness.

136

Section D: Borrowing and Debt Management

Approximately 63 per cent of this year’s borrowing to date has been completed in Canadian dollars, primarily through syndicated issues.

About $9 billion, or 37 per cent, of borrowing has been completed in foreign currencies. The Province has adjusted its target for Canadian dollar borrowing to approximately two-thirds of total borrowing, from 75 per cent, in response to strong demand for Ontario bonds in foreign currencies. The Province will continue to assess this target and adjust it further, if needed, to reflect market conditions. The U.S. dollar and euro markets have remained important sources of funding for Ontario this year, with almost all of the Province’s foreign-denominated issuance to date being completed in U.S. dollars and euros. The remaining foreign currency borrowing has been completed in pound sterling, Swiss francs and Australian dollars.

The Province regularly accesses borrowing opportunities in currencies other than Canadian dollars to diversify its investor base. This helps reduce Ontario’s overall borrowing costs and ensures the Province will continue to have access to capital if market conditions become more challenging.

137

Chapter III: Ontario’s Economic and Fiscal Strength

Leading Canadian Dollar Green Bond Market

On January 27, 2017, Ontario successfully launched its third Canadian dollar Green Bond of $800 million. The Province plans to issue its fourth Green Bond later this fiscal year.

Green Bonds are an important tool to help Ontario finance transit and other environmentally friendly projects across the province. Twelve eligible projects with an emphasis on clean transportation, and energy efficiency and conservation have been selected to receive funding from the third Green Bond.

GO Regional Express Rail Eglinton Crosstown Light Rail Transit (LRT) York Viva Bus Rapid Transit Expansion Finch West LRT Hurontario LRT Hamilton LRT

St. Joseph’s Healthcare Hamilton

St. Joseph’s Health Care London
(and St. Thomas)

Woodstock General Hospital

Waypoint Centre for Mental Health Care

Centre for Addiction and Mental Health (CAMH)

ErinoakKids Centre for Treatment and Development

To date, the total Green Bond financing amounts to $2.05 billion, with up to $1.77 billion allocated to Metrolinx for clean transportation projects. All three Green Bond issues helped fund the Eglinton Crosstown LRT project in Toronto, one of the largest public transit expansions in the history of the province.

138

Section D: Borrowing and Debt Management

Interest on Debt Savings and Affordability

Chart 3.9 illustrates how the interest on debt (IOD) savings have improved the interest on debt-to-revenue ratio, a key measure of affordability of debt. The 2010 Budget forecast that, by 2017–18, the Province would have to spend 11.3 cents of every revenue dollar received on interest. The current forecast is 3.1 cents lower, at a cost of 8.2 cents in interest for every dollar of revenue. This ratio is lower than it was in the 1990s and 2000s, and is forecast to remain lower throughout the outlook period to 2019–20.

139

Chapter III: Ontario’s Economic and Fiscal Strength

Net Debt-to-GDP

In 2017–18, the net debt-to-GDP ratio will be 37.3 per cent, or 0.2 per cent lower than was forecast in the 2017 Budget. In the 2017 Budget, the government set an interim net debt-to-GDP ratio target of 35 per cent by 2023–24 and continues to maintain a target of reducing the net debt-to-GDP ratio to its pre-recession level of 27 per cent, currently projected to be achieved by 2029–30.

140

Section D: Borrowing and Debt Management

Cost of Debt

The global decline in interest rates over the last 25 years cannot continue indefinitely. To protect the province from an increase in interest rates, the government has continued to extend the term of its debt. Going back to the beginning of fiscal 2010–11, Ontario has issued $68.6 billion of bonds longer than 30 years to lock in low rates. As a result, the weighted-average term to maturity of long-term provincial debt issued has been extended significantly, from 8.6 years in 2008–09 to 13.9 years in 2016–17 and 12.8 years for 2017–18 as at October 31, 2017. As interest rates begin to rise, the Province will assess whether it remains cost-effective over the long term to continue to extend the term of its debt.

141

Chapter III: Ontario’s Economic and Fiscal Strength

Reducing Ontario’s Electricity Sector Stranded Debt

The 2017 annual financial statements of the Ontario Electricity Financial Corporation (OEFC) showed revenue over expense of $1.2 billion, reducing the OEFC’s unfunded liability (or “stranded debt”) from $4.4 billion as at March 31, 2016, to $3.2 billion as at March 31, 2017, the 13th consecutive year of stranded debt reduction.

142

CHAPTER IV
WORKING WITH OUR PARTNERS

Chapter IV: Working with Our Partners

Introduction

Ontario continues to embrace a collaborative approach with its partners across the country to address the complex challenges facing the province, as well as all of Canada. These include climate change, demographic changes and uncertain global economic growth.

The Province is committed to working with federal, provincial, territorial and municipal governments, as well as Indigenous partners, to improve the lives of the people in Ontario.

Working in Partnership with Municipalities

The Province has a very strong record of supporting and working in partnership with municipalities to ensure they are able to provide the services their communities need.

In 2017, the Province is providing municipalities with ongoing support of more than $4 billion. Provincial support is projected to grow to approximately $4.2 billion by 2018 — nearly four times the level of funding provided in 2003. This means municipalities will have more financial flexibility to invest in local priorities, such as roads, transit and economic development.

This increased support has helped to put municipalities on a financially sustainable footing. Going forward, the government will focus on investing in infrastructure, which will benefit communities across Ontario.

Provincial support to municipalities includes:

➤	Funding to small, rural and northern communities through the Ontario Community Infrastructure Fund (OCIF). OCIF funding will increase to $300 million per year by 2018–19 to support the construction and renewal of critical road, bridge, water and wastewater infrastructure.

➤	Unconditional funding under the Ontario Municipal Partnership Fund (OMPF). Beginning in 2018, the Province will provide an additional $5 million through the Northern Communities Grant component, increasing the total OMPF envelope to $510 million.

145

Chapter IV: Working with Our Partners

➤	A predictable source of funding from the province’s Gasoline Tax for municipalities to improve and expand transit services. Ontario will increase the share of revenue municipalities receive from the Gasoline Tax from $334 million in 2016–17 to an estimated $642 million by 2021–22. This will be achieved by doubling the municipal share of the tax from two cents to four cents per litre by 2021–22.

➤	Removing more than $2 billion in costs from the municipal property tax base by uploading social assistance benefit costs, as well as court security and prisoner transportation costs.

➤	Extending to municipalities a new authority to levy a hotel tax.

➤	Providing municipalities with new tools to help increase the supply of housing, including a Vacant Homes Property Tax to encourage property owners to sell unoccupied units or make them available to be rented.

➤	Increasing municipal flexibility to more effectively manage business property taxes.

➤	Investing up to $100 million of proceeds from the Provincial carbon market in a new Municipal Greenhouse Gas (GHG) Challenge Fund in 2017–18.

146

Chapter IV: Working with Our Partners

Partnership with Indigenous Communities

Ontario is working with Indigenous partners and the federal government to deliver programs and actions focused on addressing the challenges faced by Indigenous peoples in Ontario, including those that are a legacy of Canada’s residential school system and other forms of institutionalized racism. Through this collaboration, Ontario aims to improve opportunities and outcomes for Indigenous peoples. Ontario is taking action with Indigenous communities and other partners to support children and youth, enhance equity in the province, and advance partnerships on tobacco and gas, jobs and economic opportunity.

Released in 2016, The Journey Together: Ontario’s Commitment to Reconciliation with Indigenous Peoples committed $250 million over three years to close gaps in the support provided to Indigenous peoples.

In summer 2017, a progress report on The Journey Together highlighted Ontario’s achievements over the past year. Key achievements include: enhancing Indigenous participation in decision-making that affects Indigenous communities and organizations; supporting culturally relevant services on- and off-reserve, particularly child and family programs; advancing the development of an Indigenous-focused anti-racism strategy and engagement plan; making the justice system more responsive to the needs of Indigenous peoples; and supporting community-based programs to expand Indigenous youth’s understanding of traditional knowledge and languages, and to provide leadership skills training.

Working in Partnership to Support Indigenous Youth

Youth under age 25 represent 18 per cent of the Indigenous population in Ontario. As such, there is a need to work closely with the community in ensuring these youth get the supports they need, especially during times of crisis. Over the past several months, Ontario has worked to enhance this partnership by:

➤	Implementing an Interim Social Emergencies Response Protocol: Together with Indigenous and federal partners, Ontario is working to deliver a faster and more effective response to the youth suicide crisis in many northern Ontario First Nation communities, as well as the recent deaths of Indigenous youth residing in some northern urban areas.

147

Chapter IV: Working with Our Partners

➤	Establishing an Indigenous Youth and Community Wellness Secretariat: Announced in July 2017, the secretariat has been established to better coordinate the government’s response to the needs of First Nation youth and communities.

➤	Supporting the health and safety of First Nation youth: In August 2017, the Province committed $5.5 million for the 2017–18 school year to support Nishnawbe Aski Nation students in making safe and healthy school choices in a culturally relevant and appropriate learning environment in the immediate term.

➤	Expanding capacity in Indigenous Institutes: In 2017, Ontario announced $56 million over three years to help Indigenous Institutes expand their capacity and provide a pathway for Indigenous learners to advance their educational and career goals in culturally appropriate and safe learning environments.

➤	Supporting the next generation of Indigenous leaders: The Province is investing $4.5 million over two years in leadership-in-training and community camps with the Aboriginal Sport & Wellness Council of Ontario and other Indigenous organizations to help prepare Indigenous youth across Ontario to be leaders in their communities.

Strengthening Indigenous Communities

➤	Remediation of the English-Wabigoon River System: The Province has committed $85 million to fund remediation of contaminants in the English-Wabigoon River system. Subject to passage of proposed legislation, a trust will be set up through collaboration between First Nation communities and the Province.

➤	Encouraging opportunity through the Aboriginal Loan Guarantee Program (ALGP): Through the ALGP, the government supports Indigenous communities’ investments in renewable green energy infrastructure, facilitating, to date, the addition of over 680 MW of clean renewable power. In April 2017, the government approved a ninth ALGP loan guarantee.

148

Chapter IV: Working with Our Partners

➤	Connecting northern remote communities to the transmission grid: Wataynikaneyap Power LP (Watay), which is majority-owned by 22 First Nation communities, is leading a project to connect 16 remote First Nation communities to the provincial electricity grid. This would provide residents with a reliable, clean supply of electricity. Watay Power has already taken steps to connect the first community of Pikangikum First Nation by late 2018. Ontario continues to engage with the federal government, seeking a commitment for a fair federal financial contribution towards the capital costs of the project.

➤	Moving towards community-based regulation of tobacco: The Province is continuing to collaborate with First Nations on the self-regulation of tobacco and revenue-sharing, and has signed a historic agreement-in-principle with the Chippewas of the Thames First Nation. In support of community-based regulation, the government intends to introduce amendments to the Tobacco Tax Act that will assist the Province in implementing agreements with First Nations on the sale, manufacture and transport of tobacco.

➤	Modernizing the Ontario Gas Card Program: Based on input from First Nations, the Province will be proposing a regulatory amendment to replace the current Ontario gas card in 2018, to make it easier and faster for authorized First Nation gasoline retailers to receive their refunds.

149

Chapter IV: Working with Our Partners

Updates on Federal–Provincial Partnerships

Ontario is committed to making sure that everyone benefits from a growing economy. To help support this goal, Ontario is actively working with the federal government on the development of a number of bilateral funding agreements.

Ontario’s collaborative approach is yielding results. To effectively meet the needs of everyone in Ontario and Canada, the funding partnership with the federal government should be adequate, sustainable and flexible enough to respond to unique local needs, and take advantage of the expertise of Provincial governments in delivering services to their residents. The Parliamentary Budget Officer (PBO) has consistently demonstrated that the federal government’s fiscal position will be better than that of provinces and territories over the longer term. Accordingly, federal fiscal and policy decisions should be guided by this reality and should not unduly leverage Provincial spending.

Collaborating on Early Learning and Child Care

The Province is continuing to invest in early learning and child care programs and services that will improve the lives of Ontario families. Since 2013, child care funding has increased by 49 per cent to about $1.4 billion annually. See Chapter I: Building Fairness for Ontario Families for more details.

The Province is building on these investments by working with the federal government and other jurisdictions. Progress includes:

➤	An announcement in June by federal, provincial and territorial governments of the Multilateral Early Learning and Child Care Framework agreement, which outlines principles for increasing the quality, accessibility, affordability, flexibility and inclusivity of early learning and child care; and

➤	The successful completion of a $435 million bilateral agreement with the federal government to improve the accessibility and affordability of high-quality child care and early learning opportunities over the next three years.

150

Chapter IV: Working with Our Partners

Strengthening Health Care

Ensuring that everyone in Ontario has access to high-quality, publicly funded health care, when and where they need it, is a key component of the government’s plan to put patients first. The Province is committed to strengthening the health care system to better serve the patients of today and tomorrow. See Chapter I: Building Fairness for Ontario Families for more details.

Ontario’s 10-year funding agreement with the federal government for home and community care, mental health and addictions will deliver $116 million to the province in 2017–18. This funding will support the significant investments the Province is already making in these health priorities, which will total nearly $9 billion annually. This funding will also assist with the urgent relief the Province is providing to those affected by the opioid crisis.

As the Province continues to work with the federal government to finalize the details of the agreement, it is critical that the funding partnership with the federal government be adequate and remain flexible enough to respond to the evolving needs of the people of Ontario.

Building towards a National Pharmacare Plan

Building on the establishment of OHIP+ (see Chapter I: Building Fairness for Ontario Families for more details), Ontario continues to work with provinces and territories to improve the affordability, accessibility and appropriate use of prescription drugs. The pan-Canadian Pharmaceutical Alliance is continuing to improve access to cost-effective drug treatments, achieving annual savings of $1.28 billion across all jurisdictions. Ontario will continue to engage the federal government, provinces and territories on creating a national pharmacare plan to ensure that all Canadians have access to the medications that keep them healthy.

151

Chapter IV: Working with Our Partners

Preparing for the Legalization of Cannabis

The federal government’s Cannabis Act, if passed, would make it legal to produce, sell and use recreational cannabis across Canada as of July 2018.

Ontario has developed a framework to govern the safe, regulated and controlled adult use of recreational cannabis, which also includes the governing of retail operations, with the goal of eliminating the illegal market and protecting youth. Ontario looks forward to continuing to work with the federal government, Indigenous communities, provinces and territories, municipalities and stakeholders as July 2018 approaches.

The federal government has proposed a coordinated federal-provincial-territorial (FPT) framework for taxing cannabis based on sharing tax revenues equally between the federal and provincial and territorial governments. This proposal is inadequate, because it does not reflect the significant regulatory and enforcement costs that will be borne by provinces and territories and municipalities to support the federal decision to legalize cannabis. Ontario supports a framework that is fair and maintains provincial and territorial authority and flexibility over setting taxes and mark-ups. The Province will continue to work with the federal government on potential FPT coordination, while advocating for a fairer deal for provinces and  territories.

Improving Labour Market Transfers

The Province is working to ensure that at every stage of their lives, the people of Ontario are able to access the high-quality training and labour market supports that will prepare them for the jobs of today and tomorrow. See Chapter II: Creating Opportunities for Everyone for more details.

The Province has long called for labour market transfers that are flexible, adequate and responsive, and that reflect the needs of Ontario workers as well as the changing dynamics of the labour market. This is why Ontario welcomed the federal government’s commitments to improve labour market funding arrangements in Canada.

152

Chapter IV: Working with Our Partners

Working with the federal government and other provincial and territorial governments, Ontario’s collaborative approach is delivering results. For many years, the majority of unemployed people of Ontario have not been eligible for federally funded training. Both the proposed new Workforce Development Agreements and amendments to the Employment Insurance Act will help address this issue by expanding the scope of labour market supports and broadening worker eligibility for programs and services under the new Labour Market Transfer Agreements.

The government of Ontario will continue to work with the federal government to finalize the renewed labour market transfers and to ensure that they meet the needs of the people of Ontario now and in the future.

Investing in Infrastructure

Ontario is making the largest infrastructure investment in schools, hospitals, public transit, roads and bridges in the province’s history. Ontario’s long-term infrastructure plan includes investments of about $190 billion over 13 years, which started in 2014–15. It is critical that new federal investments respect Provincial priorities. See Chapter II: Creating Opportunities for Everyone for more details.

At the July meeting of Canada’s Premiers, provinces and territories agreed that new federal funding should not result in additional fiscal pressure to provincial, territorial and municipal governments.

To maximize the benefits of the proposed federal investments, agreements should be sufficiently flexible to support a range of projects, and to ensure that funding is directed to those areas of greatest infrastructure need and aligned with Provincial priorities and commitments. Furthermore, agreements should have streamlined and appropriate reporting requirements that recognize the comprehensive reporting mechanisms already in place at the provincial or territorial level.

153

Chapter IV: Working with Our Partners

Port Lands Flood Protection

Ontario is partnering with the federal government on other infrastructure initiatives, such as the Toronto Port Lands Flood Protection project. Ontario, Canada and the City of Toronto are together contributing $1.25 billion to protect the area from flooding, and to lay the groundwork to transform the underused industrial area into a vibrant and resilient downtown neighbourhood.

Long-Term Affordable Housing Strategy

Ontario has committed to working with the federal government and other provincial and territorial partners on the development of a National Housing Strategy that supports the Province’s Long-Term Affordable Housing Strategy. In addition, Ontario welcomes the federal government’s commitments to preserving the baseline funding related to the expiring social housing agreements.

Addressing Climate Change

Ontario is transitioning to a competitive and low-carbon economy to ensure a healthy environment for generations to come. Ontario has signed an agreement to link to the Quebec–California carbon market effective January 1, 2018. This will launch North America’s largest carbon allowance market. See Chapter II: Creating Opportunities for Everyone for more details.

To support the actions Ontario is taking to reduce greenhouse gas emissions and build a prosperous low-carbon economy, the Province is working collaboratively with the federal government to identify opportunities for investments in Ontario under the new federal Low Carbon Economy Fund, which totals $2 billion nationwide. It is important that this new program be designed to align with priorities identified through Ontario’s Climate Change Action Plan, and include streamlined and appropriate reporting and project eligibility requirements to ensure that new funding flows efficiently.

154

Chapter IV: Working with Our Partners

Renegotiating NAFTA

The changing global environment offers both tremendous opportunities and increased challenges for Ontario businesses. On August 16, the renegotiation of the North American Free Trade Agreement (NAFTA) formally began between the United States, Canada and Mexico. In October, the Premier, together with the Prime Minister and Premiers across Canada, discussed the negotiations to modernize NAFTA. First Ministers affirmed that free and open trade under NAFTA has led to significant benefits for businesses, workers and communities in Canada, Mexico and the United States.

Ontario is committed to continue its engagement and advocacy efforts with U.S. national and state-level decision-makers, as well as with U.S. industry and business, to demonstrate the integration of the U.S. and Ontario economies and the importance of enhancing the free flow of trade across the Canada–U.S. border. Ontario’s continuing objective is to modernize NAFTA, while maintaining the benefits from trade for Ontario workers and businesses. The Province is actively engaged with the federal government, other provinces and territories, as well as Ontario businesses and workers to ensure economic interests are well represented during negotiations.

Establishing the Cooperative Capital Markets Regulatory System

The Cooperative Capital Markets Regulatory System (CCMR) represents a significant step towards consolidating securities regulation under a new regulator, the Capital Markets Regulatory Authority (CMRA). Once implemented, the CCMR would enhance Canada’s stature and competitiveness in the global capital markets. Currently Canada is the only country in the Organisation for Economic Co-operation and Development (OECD) and the G7 without a national securities regulator. The CCMR would also lead to more effective regulation and enforcement.

In the lead-up to the CCMR, the government plans to propose changes to the purpose provisions of the Securities Act and the Commodity Futures Act to include contributing to the stability of the financial system and the reduction of systemic risk. These amendments would also expand the powers of the Ontario Securities Commission (OSC) to collect information to monitor systemic risk.

155

Chapter IV: Working with Our Partners

The government also plans to introduce amendments to update securities laws to provide a civil cause of action for whistleblowers where a reprisal is taken against them contrary to securities or commodity futures law; give the OSC broader tools to ensure an accurate, reliable and transparent proxy voting infrastructure; and allow the OSC to extend protective temporary orders affecting registration or removing exemptions.

156

CHAPTER V
A FAir And SuStAinABle tAx SyStem

Section A: Business Taxation

Introduction

Ontario continues to make progress to ensure the fairness and effectiveness of Ontario’s tax system, including proposed measures to cut the small business Corporate Income Tax (CIT) rate, transform the Apprenticeship Training Tax Credit (ATTC), enhance the property tax and assessment system, and address the underground economy.

Section A:	Business Taxation

Cutting the Small Business Corporate Income Tax Rate

The government remains committed to Ontario’s small business deduction that reduces the Ontario general CIT rate for small Canadian-controlled private corporations on their first $500,000 of active business income.

To provide increased support for small businesses and help them become more competitive, the government proposes to cut the small business CIT rate by 22 per cent, from 4.5 per cent to 3.5 per cent, effective January 1, 2018. The tax rate reduction would be prorated for taxation years straddling January 1, 2018.

Correspondingly, Ontario’s non-eligible dividend tax credit rate would be decreased by one percentage point to 3.2863 per cent as of January 1, 2018.

The federal government has also proposed to cut its small business CIT rate from the current 10.5 per cent to 10.0 per cent, effective January 1, 2018, and then to 9.0 per cent, effective January 1, 2019.

With the proposed federal changes, the combined federal–Ontario CIT rate for small business would be reduced from the current 15.0 per cent to 12.5 per cent as of January 1, 2019.

The combined effect of the Provincial and federal tax cuts is a considerable corporate tax advantage for Ontario’s small businesses.

159

Chapter V: A Fair and Sustainable Tax System

Internationally, the combined federal–Ontario CIT rate for small business would be the lowest among G7 member countries. The preferential tax rate for small businesses allows them to retain more earnings that can be reinvested to support growth and job creation.

Further details on Ontario’s support for small businesses are provided in Chapter II: Creating Opportunities for Everyone.

160

Section A: Business Taxation

Modernizing Employer Support for Apprenticeship Training

The ATTC is a refundable tax credit available to businesses that hire and train eligible apprentices in designated construction, industrial, motive power and certain service trades. The ATTC provides up to $5,000 per qualified apprentice per year for the first 36 months of an apprenticeship program.

With the announcement of the new Graduated Apprenticeship Grant for Employers (GAGE), as described in Chapter II: Creating Opportunities for Everyone, the government is proposing to eliminate the ATTC for employers with apprentices who register in an apprenticeship program after November 14, 2017. Employers with apprentices already registered in an eligible apprenticeship program on or before November 14, 2017 would continue to be eligible to receive the ATTC for up to 36 months.

Land Transfer Tax on Unregistered Dispositions

This summer, stakeholders provided feedback on a variety of Land Transfer Tax issues regarding unregistered dispositions of a beneficial interest in land, including reporting and payment schedules that better meet business needs.

An amendment to the Land Transfer Tax Act is proposed to authorize regulations prescribing rules with greater flexibility than the current requirement to pay tax within 30 days of the date of an unregistered disposition of land. For example, qualifying taxpayers could be allowed to file returns quarterly without incurring liability for interest. Further details will be provided at a later date.

Other issues raised in the consultation this past summer are under review.

161

Chapter V: A Fair and Sustainable Tax System

Summary of Measures

TABLE 5.1 2017 Tax Measures ($ Millions)
	2017–18	2018–19	2019–20
Business Measures
Cutting the Small Business CIT Rate[1] (Reduced Government Revenue)	(30)	(90)	(150)
Winding Down the Apprenticeship Training Tax Credit (ATTC)[2] (Reduced Government Spending)	15	60	95
[1] Net of Personal Income Tax impact based on dividend tax credit and rate changes.
[2] The ATTC wind-down is part of the move to the new GAGE. Please see Chapter II: Creating Opportunities for Everyone for more information.
Note: Numbers are rounded to the nearest $5 million.

162

Section B: Strengthening Ontario’s Property Tax and Assessment System

Section B:	Strengthening Ontario’s Property Tax and Assessment System

The Province is working with municipalities, the Municipal Property Assessment Corporation (MPAC) and taxpayers to enhance the fairness and effectiveness of Ontario’s property tax and assessment system, which is critical to support local services and fund Ontario’s schools.

Ensuring Greater Consistency in Business Vacancy Rebate and Reduction Programs

As announced in the 2016 Budget, the Province introduced a legislative framework to give municipalities broad flexibility to refine their vacancy rebate and reduction programs. This greater flexibility will enable municipalities to better reflect their local circumstances and respond to concerns regarding the appropriateness of the lower tax level provided through these programs, and any unintended implications this may have for local economies.

Eighty per cent of municipalities that have decided to move forward with changes to the vacancy programs will phase out the municipal component by 2020. As a result, the government will be reviewing approaches related to the education property tax component of these programs in consultation with municipalities and the business community. The objective will be to align the Province’s approach with that of municipalities, while at the same time ensuring there is greater consistency across the province.

Finalizing Provincial Land Tax Reform

In response to northerners’ concerns about inequities in taxation and in how services are paid for in the north, the government announced a review of the Provincial Land Tax (PLT) in 2013.

While significant progress has been made with respect to establishing a fair and modern PLT system, the government is taking further action to address the remaining inequities. In particular, the government plans to address the differences in PLT between areas inside and outside school boards.

163

Chapter V: A Fair and Sustainable Tax System

Once PLT reform is fully implemented, a single PLT rate of $250 per $100,000 of assessed value would be set for all residential properties, both inside and outside school boards. Businesses in unincorporated areas would continue to make a proportionate contribution to the PLT changes.

To ensure PLT rate adjustments are manageable for property owners, these changes would be phased in over four years.

The adjustments to residential PLT rates for each year are outlined in Table 5.2.

TABLE 5.2 Provincial Land Tax Annual Residential Rate Changes (Per $100,000 Assessed Value)
Property Class	2018 Rate Change	2019 Rate Change	2020 Rate Change	2021 Rate Change
Residential: Inside School Board	$5	$5	$5	$3
Residential: Outside School Board	$40	$40	$40	$15

Encouraging Small-Scale Agri-Food Business on Farms

Starting in 2018, the government will support the growth of small-scale agri-food business on farms by enabling property tax changes to be made at the local level. This initiative will provide municipalities with the flexibility to tax the first $50,000 of assessed value of qualifying value-added and commercial activities on farms at a rate that is 75 per cent lower than the commercial or industrial tax rate that would otherwise apply. To support a level playing field with larger processors and off-farm businesses, this treatment will be limited to on-farm processing and commercial facilities that are assessed below $1 million. This is a part of Ontario’s plan to encourage job growth in the agriculture sector and support rural economies.

164

Section C: Addressing the Underground Economy and Unregulated Tobacco

Section C:	Addressing the Underground Economy and Unregulated Tobacco

The underground economy creates an unfair and illegal advantage for businesses that fail to play by the rules. Maintaining the integrity of the tax system ensures the government has the resources necessary to fund critical public services and improve people’s lives in Ontario.

Underground Economy

The government continues to make progress in fighting underground economic activities in the province through:

➤	Ongoing enhanced compliance-focused measures that have generated over $1.4 billion for Ontario since 2013–14, a $165 million increase over the amount reported in the 2017 Budget;

➤	Launching a comprehensive social media campaign that informs the public about how participation in the underground economy puts the people of Ontario at risk; and

➤	Working to develop information-sharing agreements to support analytics that will lead to better decision-making and targeting of compliance efforts that address high-risk activities.

Building upon this, the government is proposing amendments to the Ministry of Revenue Act to enable information sharing with entities that administer legislation or regulations on behalf of government, and to publish convictions under tax statutes to raise awareness and encourage compliance.

Ontario will continue to effectively target high-risk sectors to directly address the underground economy through a new, enhanced services agreement with the Canada Revenue Agency (CRA) aimed at strengthening revenue integrity and increasing tax fairness.

165

Chapter V: A Fair and Sustainable Tax System

Unregulated Tobacco

To reduce the availability of unregulated tobacco and ensure compliance with tobacco laws in Ontario, the government will move forward with:

➤	Regulating cigarette filter components, such as acetate tow, effective January 1, 2018;

➤	Strengthening partnerships with the Ontario Provincial Police’s Contraband Tobacco Enforcement Team and local police services; and

➤	Proposing amendments to provide additional grounds for issuing, suspending and cancelling registrations issued under the Tobacco Tax Act.

The government will continue to work with communities and enforcement agencies to address unregulated tobacco, as this issue undermines the Province’s health objectives and compromises public safety through links to organized crime.

166

ISSN 1483-5967 (PRINT)
ISSN 1496-2829 (PDF /HTML)
© Queen’s Printer for Ontario, 2017